Exhibit 10.7

Fairfield Inn & Suites

El Paso Airport, Texas

HOTEL

MANAGEMENT AGREEMENT

Between

TRS ELP EDGE, LLC

and

PILLAR HOTELS AND RESORTS, LLC

Dated

August 31, 2017

i

Section 21.21.	Effect of Approval of Plans and Specifications	56
Section 21.22.	Prohibited Persons and Transactions	56
Section 21.23.	Confidentiality	56
Section 21.24.	No Third Party Rights	57
Section 21.25.	No Representations as to Income or Financial Success of Hotel	57
Section 21.26.	Dispute Resolution	57
Section 21.27.	Termination of the Franchise Agreement	57

LIST OF EXHIBITS

EXHIBIT A – Hotel and Owner

EXHIBIT A-1 – Competitive Set for Hotel

[EXHIBIT A-2 – Intentionally Deleted]

EXHIBIT A-3 – Major Account Categories

EXHIBIT A-4 – Example of Monthly Transactions Report

EXHIBIT B – Franchise Agreement for Hotel

EXHIBIT C – Form of Approved Budget

EXHIBIT D – Approved Budget (if finalized)

EXHIBIT E – Example Incentive Fee Calculation

HOTEL MANAGEMENT AGREEMENT

This HOTEL MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into effective as of August 31, 2017 (the “Effective Date”), by and among TRS ELP Edge, LLC, a Delaware limited liability company (“Lessee”) and Pillar Hotels and Resorts, LLC, a Delaware limited liability company (“Operator”), with reference to the following facts:

A. Lessee leases from Owner the hotel property described on Exhibit A pursuant to the Master Lease Agreement dated August 31, 2017 (the “Lease”);

B. Lessee desires to engage Operator to operate and manage the Hotel beginning on the Commencement Date in accordance with the terms of this Agreement;

C. Operator desires to supply the services and to operate the Hotel beginning on the Commencement Date in accordance with the terms of this Agreement; and

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessee and Operator covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms shall have the indicated meanings:

“Account Category” shall mean the major account categories set forth in Exhibit A-3 attached hereto and made a part hereof, as such categories are defined and determined in accordance with the Uniform System of Accounts and which are applicable to the Hotel consistent with the Statement of Income as defined by the Uniform System of Accounts or otherwise approved by Lessee.

“Accounting Fee” shall mean an accounting fee in the amount of $1,000.00 per Accounting Period.

“Accounting Period” shall mean each calendar month (whether of 28, 29, 30 or 31 days) during each Fiscal Year.

“Affiliate” shall mean any person that, directly or indirectly, controls or is controlled by or is under common control with such person. The term “control” (and correlative terms) shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person or entity.

“Agreement” shall mean this Hotel Management Agreement and all amendments, modifications, supplements, consolidations, extensions and revisions to this Hotel Management Agreement approved by Lessee and Operator.

“Allocated Services” shall mean certain support services that Operator obtains from a third party and provides on a central or regional basis to the hotels that it manages because such support services can be provided on a more efficient, effective and economical basis to each individual Operator managed hotel if the expenses of such support services are shared by other Operator managed hotels. Such support services include services in the areas of sales and marketing, food and beverage, human resources, insurance, technology, training and payroll (each such service, an “Allocated Service”; collectively, the “Allocated Services”).

“Approved Annual Plan” shall have the meaning set forth in Section 6.01 of this Agreement.

“Approved Capital Budget” shall have the meaning set forth in Section 6.01 of this Agreement.

“Approved Management Plan” shall have the meaning set forth in Section 6.01 of this Agreement.

“Approved Marketing Plan” shall have the meaning set forth in Section 6.01 of this Agreement.

“Approved Operating Budget” shall have the meaning set forth in Section 6.01 of this Agreement.

“Base Fee” shall mean a monthly fee equal to 3% of Gross Hotel Income.

“Building and Appurtenances” shall mean (i) the hotel building located on the Land, and (ii) landscaping and other related facilities, together with all installations located at, or used in connection with the operation of the building for hotel purposes including, without limitation, any swimming pools, health club and recreational facilities, walkways, parking facilities, heating, lighting, sanitation equipment, air conditioning, laundry facilities, refrigeration, built-in kitchen equipment, and elevators.

“CPI” shall mean the Consumer Price Index, all items for All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor as reported in The Wall Street Journal.

“Capital Improvements” will mean all expenditures for replacements, substitutions and additions to Hotel (inclusive of Hotel FF&E), which are required to be capitalized in accordance with generally accepted accounting principles.

“Concession Agreement” shall refer to the Concession and Lease Agreement, dated as of the date of the Hotel acquisition, by and between Lessee, Pillar PHILQ SPE LLC and Operator.

“Commencement Date” shall mean August 31, 2017, which is the date Operator assumes management and operation of the Hotel.

“Competitive Set” for the Hotel means the hotels listed on Exhibit A-1 attached hereto, or such other hotels as may be reasonably agreed upon by Lessee and Operator from time to time during the Term. The Lessee and Operator shall discuss at least once a year, and upon any major change to the Hotel or an existing hotel in the Competitive Set, the composition of the Competitive Set. Notwithstanding the foregoing to the contrary, the Competitive Set shall at all times consist of hotels in the market areas that are most comparable to the Hotel in quality, price, location and market (with due consideration given to age, quality, size, amenities, amount of meeting space and business mix). Any changes to the Hotel’s Competitive Set must be approved by Lessee.

“Default Rate” shall mean the lesser of (i) the Prime Rate plus four percent (4%) per annum or (ii) the highest lawful rate permitted by applicable Legal Requirements from time to time.

“Effective Date” shall mean the date of this Agreement as set forth on page 1 hereof.

“Event(s) of Default” shall mean one or more of the events or occurrences listed in Section 17.01 of this Agreement provided that any condition contained therein for the giving of notice or the lapse of time, or both, has been satisfied.

“Executive Personnel” shall mean the general manager of the Hotel and the director of sales of the Hotel.

“Fiscal Year” shall mean each twelve (12) month calendar year ending December 31 during the Operating Term, except that the first Fiscal Year and the last Fiscal Year of the Operating Term may not be full calendar years.

“Force Majeure” shall mean interruptions in the operation of the Hotel (or in the case of the hotels within the Competitive Set, to any such hotels) or any of its essential services on account of an interruption in any one or more of the utility services servicing the Hotel, or on account of labor disputes, strikes, lockouts, act of God, earthquake, hurricane, flood, fire or other casualty, taking by eminent domain, civil commotion, war, terrorist actions, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, invasion, embargo, or any similar cause beyond Operator’s reasonable control, but excluding any changes in economic or market conditions. For purpose of Force Majeure pertaining to one or more hotels within the Competitive Set, the reference to the “Operator” means the respective operator or Operator under the Competitive Set hotel that is affected by the interruption.

“Franchise Agreement” shall mean the Franchise Agreement issued to Lessee by the franchising entity and for the brand set forth on Exhibit B attached hereto and such brand’s hotel standards Manual; should for any reason the Franchise Agreement as above defined terminate or cease to exist, then the term “Franchise Agreement” shall thereafter mean the franchise or license agreement from time to time entered into by Lessee with respect to the branding and operation of the Hotel. For the purposes of this definition, “Manual” shall mean the Franchisor’s operating manual and other manuals for Franchisor described in its standard license agreement.

“Franchisor” shall mean the franchisor under the Franchise Agreement (should for any reason the Franchise Agreement as hereinafter defined terminate or cease to exist, then the term “Franchisor” shall thereafter mean the franchisor or licensor under the franchise or license agreement from time to time entered into by Lessee with respect to the branding and operation of the Hotel).

“GAAP” shall mean generally accepted accounting principles and procedures in the United States.

“GOP Threshold” shall mean an amount equal to eighty-five percent (85%) of the projected Income Before Non-Operating Income and Expenses set forth in the applicable approved Annual Operating Budget.

“Gross Hotel Income” shall mean all revenues and receipts of every kind derived from the Hotel and all departments and parts thereof, as finally determined on an accrual basis in accordance with the Uniform System of Accounts, including, but not limited to, revenues and income (both cash and credit transactions) before commissions and discounts for prompt or cash payments, from the rental of rooms and lobby space, exhibit or sales space of any kind, including without limitation, charges for reservations, deposits and cancellation fees not refunded to guests; income from vending machines, health club membership fees, wholesale and retail sales of merchandise, service fees and charges, business interruption insurance claims in respect of the Hotel, condemnation awards for temporary use of the Hotel, license, lease and concession fees and rentals (but not including the gross receipts of any licensees, lessees and concessionaires), food and beverages sales, and other sales of every kind conducted by, through or under Operator in connection with the Hotel, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance; (iv) proceeds of sales of capital assets or property described in Section 1231 of the Internal Revenue Code; (v) consideration received at the Hotel for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, Operator; (vi) proceeds of any financing; (vii) working capital provided by Lessee; (viii) any funds provided by Lessee to Operator whether for Operating Expenses or otherwise; (ix) interest income; (x) tips and service charges paid to Hotel Employees; (xi) revenues of subtenants, concessionaires, and licensees, but rent and license fees paid to Lessee would be included; and (xii) fees, rents and other revenues from telecommunications towers or similar leases.

“Holder” shall mean the holder of any Mortgage and the indebtedness secured thereby, and such holder’s successors and assigns.

“Hotel” shall mean (a) the Building and Appurtenances and the Land and (b) all Hotel FF&E, all Operating Equipment and Supplies, and all Inventories owned by Owner and/or Lessee located at the address set forth on Exhibit A of this Agreement.

“Hotel Employees” shall have the meaning set forth in Section 3.02(a) of this Agreement.

“Hotel FF&E” shall mean all furniture, furnishings, wall coverings, fixtures, carpeting, rugs, fine arts, paintings, statuary, decorations, and hotel equipment and systems located at, or used in connection with, the operation of the Building and Appurtenances, including without limitation, major equipment and systems required for the operation of kitchens, bars, laundry and dry cleaning facilities, office equipment, dining room wagons, major material handling equipment, major cleaning and engineering equipment, telephone systems, computerized accounting and vehicles together with all replacements therefor and additions thereto, but in all events excluding Operating Equipment and Supplies.

“Hotel Standards” shall mean the operation of the Hotel in a manner consistent with (i) the requirements under the Franchise Agreement; (ii) the condition of the Hotel as of the Commencement Date (or, the condition of the Hotel as of the completion of the Renovation), normal wear and tear excepted; (iii) the condition and level of the operation of hotels of comparable class and standing to the Hotel in its market area; (iv) then current market conditions regarding rental rates and lease terms and conditions with respect to Hotels of comparable class and standing to the Hotel (including but not limited to the Competitive Set); and (v) then current business and management practices (including those related to compliance with Legal Requirements) applicable to the management, operation, leasing, maintenance and repair of a hotel comparable in size, character and location to the Hotel.

“Incentive Fees” shall mean incentive compensation paid by Lessee to Operator for performance above budgeted expectations, achievable to a maximum aggregate payout of two percent (2%) of Gross Hotel Income. The following will trigger Incentive Fee payouts:

(i)	Fiscal Year 1: Beginning January 1, 2018, Lessee shall pay to Operator an amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.4% to 9.899% for such Fiscal Year. Lessee shall pay to Operator an additional amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.9% or higher for such Fiscal Year.

(ii)	Fiscal Year 2: Beginning January 1, 2019, Lessee shall pay to Operator an amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 10% to 10.49% for such Fiscal Year. Lessee shall pay to Operator an additional amount equal to one percent (1%) of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 10.5% or higher for such Fiscal Year.

For Fiscal Year 1 and Fiscal Year 2, all Incentive Fees will be paid annually based on the standard Fiscal Year. All Incentive Fees will be paid the first of the month after the respective Fiscal Year end profit and loss statements (P&L’s) are finalized and approved by Lessee.

(iii)	Fiscal Year 3: Beginning January 1, 2020 and continuing until the termination of this Agreement, Lessee shall pay to Operator the following amounts, up to a maximum aggregate payout of two percent (2%) of Gross Hotel Income:

a.	0.5% of Gross Hotel Income if the Hotel achieves budgeted NOI, provided the incentive payout does not cause NOI to fall below budget.

b.	25% of any NOI in excess of budgeted NOI for the Hotel.

c.	If the Hotel has achieved its budgeted NOI, 25% of any Gross Hotel Income for the Hotel in excess of budgeted Gross Hotel Income for the Hotel.

Note: Should the addition of the initial Incentive Fees lower the return below the predetermined amount or percentage, the lower Incentive Fees, or no Incentive Fee, shall be used as the final payment. See Exhibit E attached hereto for Example Incentive Fee Calculation for Fiscal Year 1 and 2.

Beginning Year 3, all Incentive Fees will be paid quarterly based on standard operating quarters (1st Quarter includes months January through March; 2nd Quarter includes April through June; 3rd Quarter includes July through September and 4th Quarter includes October through December). Additionally, all Incentive Fees will be paid the first of the month after the respective quarters profit and loss statements (P&L’s) are finalized (i.e. 1st Quarter P&L’s will be finalized in April, so the first Incentive Fee payment will be paid May 1). Furthermore, for purposes of Incentive Fee calculations, if the Hotel is sold within a quarter, then the operating numbers used for incentive calculations will be prior to the month in which it is sold (i.e. if the Hotel is sold February 5th, its financial performance will only be used in January for that quarter’s calculations).

“Income Before Non-Operating Income and Expenses” for any period shall mean an amount determined for such period as calculated pursuant to the Uniform System of Accounts.

“Initial Term” shall have the meaning set forth in Section 2.01 of this Agreement.

“Initial Working Capital Amount” shall mean Thirty-Five Thousand and No/100 Dollars ($35,000.00).

“Independent CPA” shall mean a nationally recognized firm of independent certified public accountants having hotel accounting experience, designated from time to time by Lessee.

“Inventories” shall mean inventories of supplies, in accordance with the Uniform System of Accounts, such as soap, toilet paper, stationery, writing pens, food and beverage inventories, paper products, menus, expendable office and kitchen supplies, fuel, supplies and items similar to any of the foregoing.

“IR” shall mean Investment Return, which shall be equal to the percentage obtained by dividing a numerator equal to Gross Hotel Income less Operating Expenses, all reserve for Hotel FF&E (as required by Holder, Franchisor, or other parties, but in no event less than 4% of Gross Hotel Income) and any capital expenditures not covered in any year by the Reserve, by the total investment of Lessee and Owner in acquiring the Hotel, including acquisition price and acquisition costs not to exceed $300,000 in the aggregate. Operating Expenses as referred to in this definition are inclusive of any Incentive Fees earned related to the Fiscal Year.

“Land” shall mean the real property described in Exhibit A to the Lease.

“Lease” shall have the meaning set forth in the recitals.

“Legal Proceedings” shall mean all complaints, counterclaims or cross-claims filed in a court of competent jurisdiction, any notice of any claim of violation of any Legal Requirement by any governmental agency or authority, or any summons or other legal process, in each instance by or against the Hotel or by or against Owner, Lessee or Operator in connection with the Hotel.

“Legal Requirements” shall mean (a) all laws, ordinances, statutes, regulations and orders relating to the Hotel and the Property now or hereafter in effect, including but not limited to, environmental laws and (b) all terms, conditions, requirements and provisions of (i) all Permits; (ii) all leases (not including the Lease); and (iii) all liens, restrictive covenants and encumbrances affecting the Hotel or the Property or any part thereof.

“Lessee” shall have the meaning set forth in the recitals.

“Lessee Revenue Account” shall mean the bank accounts opened and maintained in Lessee’s name, or in a name designated by Lessee, with a banking institution selected by Lessee, into which all income, receipts and proceeds included in the definition of Gross Hotel Income (without exclusion of any of the items excluded from the definition of such term) shall be deposited.

“Management Fee” shall mean the Accounting Fee, Revenue Management Fee, Base Fee and Incentive Fee.

“Mortgage” shall mean any deed to secure debt, mortgage or deed of trust, from time to time, encumbering all or any portion of the Property, together with all other instruments evidencing or securing payment of the indebtedness in favor of Holder secured by such deed to secure debt, mortgage or deed of trust and all amendments, modifications, supplements, extensions, and revisions of such mortgage, deed of trust and other instruments.

“NOI” shall mean EBITDA less Reserves, as defined in the Uniform System of Accounts.

“Operating Account” shall mean the bank account opened and maintained in Operator’s name, or in a name designated by Operator, with a banking institution selected by Lessee, from which disbursements shall be made pursuant to the terms of this Agreement.

“Operating Equipment and Supplies” shall mean supply items which constitute “Operating Equipment and Supplies” under the Uniform System of Accounts, all miscellaneous serving equipment, linen, towels, uniforms, silver, glassware, china and similar items.

“Operating Expenses” shall mean the aggregate (without duplication) of (i) “Total Departmental Expenses” (as such term is defined in the Uniform System of Accounts), plus (ii) “Total Undistributed Expenses” (as such term is defined in the Uniform System of Accounts), including without limitation, the following expenses actually incurred in the operation of the Hotel:

(i)	The cost of all food and beverages and of replacing Operating Equipment and Supplies and Inventories;

(ii)	Cost of sales; salaries, wages, bonuses, payroll taxes; the cost of social insurance which shall include, but not be limited to, life, medical, disability insurance, retirement and other benefits incurred by Operator related to Hotel Employees;

(iii)	The cost of all other goods and services obtained by Operator in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as Lessee shall designate;

(iv)	The cost of repairs to and maintenance of the Property to keep the Property in good condition;

(v)	Insurance premiums for all insurance maintained with respect to the Property, including without limitation, property damage insurance, public liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts, employment liability practices insurance, and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the use and operation of the Hotel and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

(vi)	All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Operator or Lessee with respect to the operation of the Hotel, including water and sewer charges;

(vii)	Legal fees relating to Hotel operations (including legal fees with respect to Hotel Employee claims not to exceed a $25,000 deductible per claim);

(viii)	The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including reasonable third party fees reasonably deemed necessary by Lessee for the efficient operation of the Hotel;

(ix)	All expenses for marketing and sales, including all expenses of advertising, sales promotion and public relations activities at the Hotel;

(x)	Municipal, county and state license and Permit fees;

(xi)	All normal and recurring fees, assessments and charges due and payable under the Franchise Agreement;

(xii)	Allocated Services;

(xiii)	Credit card fees, travel agent commissions and other third party reservation fees and charges;

(xiv)	All parking charges and parking rental fees and other expenses associated with revenues received by the Hotel related to parking operations, including valet services;

(xv)	All expenses related to the revenues included in Gross Hotel Income, including without limitation, expenses relating to telephone, vending, television, cable television, pay television and similar services;

(xvi)	The costs of obtaining and keeping in force all licenses or Permits (including liquor licenses, if any) necessary for the operation of the Hotel and in complying with Legal Requirements;

(xvii)	All reasonable travel expenses of Operator’s corporate supervisory personnel, to include director of engineering, revenue manager and internal auditors (to the extent approved or requested by Lessee) for visits to the Hotel in the performance of their duties hereunder, but not including travel between Operator’s main office and Operator’s regional offices. Travel shall be limited to economy fares;

(xviii)	Other potential operating expenses which are budgeted for and, to the extent not included in the Approved Annual Plan, approved by Lessee;

(xix)	The Management Fee;

(xx)	Real estate and personal property taxes levied or assessed against the Hotel and other like charges; and

(xxi)	All other costs and expenses incurred in connection with the operation of the Hotel and otherwise included in this Agreement and/or the Approved Annual Plan, including but not limited to Reimbursable Expenses.

Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) debt service; (c) capital expenditures per the Approved Capital Budget; (d) lease payments to Owner; (e) all costs, expenses, salaries, wages or other compensation, and any recruitment costs, of any corporate, regional or other headquarters/corporate level employees of Operator, except as otherwise provided in this Agreement or the Approved Annual Plan; (f) expenses of Operator’s principal or branch offices; (g) any part of Operator’s capital expenses; (h) Operator’s overhead or general expenses, including but not limited to duplicating, stationery and postage expenses incurred at Operator’s principal or branch offices, and Operator’s own fidelity, liability, errors and omissions and casualty insurance, except as may be expressly assumed by Lessee pursuant to the terms of this Agreement; (i) any expenses for advertising or promotional materials that feature Operator’s name or activities but which do not promote the Hotel, unless and to the extent approved by Lessee as part of the Approved Marketing Plan; (j) any interest or penalty payment with respect to an imposition or lien upon the Hotel imposed on Lessee by reason of (1) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds therefor were available, or (2) the funds therefor were not available and Operator failed to so notify Lessee when Operator had actual prior knowledge of the date the payment was due; provided, however, that interest or penalty payments for the first five (5) such failures in a Fiscal Year and/or interest or penalty payments incurred as a result of a good faith decision to contest the imposition or lien, which could not be contested without incurrence thereof, shall be Operating Expenses; (k) any cost for which Operator is liable under any indemnification or any other provision of this Agreement; and (l) political or charitable contributions made by Operator on its own behalf without Lessee’s prior written approval.

All costs and fees of any Independent Public Accountants or other third parties who perform services approved by Lessee (other than services provided by any Independent Public Accountants or other third parties in connection with services and/or reports required to be provided by Lessee pursuant to the Franchise Agreement) shall be paid by Lessee and shall not constitute Operating Expenses.

Except to the extent that the travel budget for Operator’s personnel is included as a line item in the Operating Budget, no part of Operator’s central office overhead or general or administrative expenses including the cost of travel by Operator’s corporate or regional officers (other than Allocated Services) or for travel related to any other hotel operated by Operator or its Affiliates shall be deemed to be part of Operating Expenses and all such costs and expenses shall be the sole responsibility of Operator.

Operator shall be solely responsible and shall reimburse Lessee for re-inspection and/or penalty fees charged by Franchisor following a “failure” or its equivalent in any quality inspection report or brand required score standards so long as such failure is not related to the failure of Lessee to provide needed funds, capital related issues, failure of Lessee to approve the Proposed Annual Plan, a Renovation or a Force Majeure, but instead such failure is the result of the fault of Operator. If Operator has exceeded the required brand guest service scores the penalty fees will be paid by Lessee.

Lessee acknowledges that the foregoing definition of Operating Expenses is consistent with the calculation of “Hotel and Property Operation Expenses” on the Parent’s Audited Consolidated Statement of Operations.

“Operating Term” shall mean the term of this Agreement as set forth in Section 2.01 of this Agreement.

“Operator” shall have the meaning set forth in the recitals.

“Owner” shall mean the entities described on Exhibit A of this Agreement as it may be amended from time to time as the owner of the Hotel.

“Parent” shall mean Condor Hospitality Trust, Inc.

“Performance Standard” shall have the meaning set forth in Section 16.05.

“Permits” shall mean all governmental or quasi-governmental licenses and permits, including but not limited to any certificate of occupancy, business licenses and liquor licenses.

“Prime Rate” shall mean the rate per annum announced, designated or published from time to time by JP Morgan Chase Bank N.A. as its “prime”, “reference” or “base” rate of interest for commercial loans.

“Property” shall mean the Land, the Hotel, all real and personal property now or hereafter situated upon the Land and all appurtenant rights and easements thereto.

“Proposed Annual Plan” shall mean an annual business plan for the operation of the Hotel that is prepared by Operator and submitted to Lessee for approval and shall include the Proposed Operating Budget, the Proposed Capital Budget, the Proposed Marketing Plan, and the Proposed Management Plan.

“Proposed Capital Budget” shall mean an annual projection prepared by Operator that includes Operator’s good faith reasonable estimates of expenditures from the Reserve and for Capital Improvements and Hotel FF&E for each Fiscal Year for (i) additions to and substitutions, replacements and renewals of Hotel FF&E and (ii) certain non-routine repairs and maintenance to the Hotel which are normally capitalized under generally accepted accounting principles.

“Proposed Management Plan” shall mean a plan prepared by Operator for the (i) estimated contributions and distributions from or to Lessee; (ii) a leasing plan for the leasing of concessions and other space in the Hotel; (iii) plans and budgets for the disposition and replacement of Hotel FF&E; and (iv) such management issues, proposals and projections or modifications as Operator may recommend for the efficient management of the Hotel including but not limited to proposals and assessments as to the Hotel’s position in the market, market opportunities, franchise affiliation and disposition strategies.

“Proposed Marketing Plan” shall mean proposed marketing, advertising, public relations, sales, and promotional plans prepared by Operator to be used in connection with marketing the Hotel.

“Proposed Operating Budget” shall mean an annual operating projection prepared by Operator that includes Operator’s good faith reasonable estimates of all revenue and expense items for each Fiscal Year for the Hotel.

“Reimbursable Expenses” shall mean all travel, lodging, entertainment, telephone, facsimile, postage, courier, delivery, employee training and other expenses incurred by Operator in accordance with the standard policies for expenses incurred by Operator on its own behalf and which are directly related to its performance of this Agreement, but in no event will Reimbursable Expenses include or duplicate expenses for Operator’s overhead or Allocated Services.

“Renewal Term” shall have the meaning set forth in Section 2.01 of this Agreement.

“Renovation” shall mean a renovation of any portion of the Hotel during the Term, pursuant to a plan proposed by Operator and approved by Lessee to, among other things, bring the Hotel to a physical condition that satisfies the standards under the Franchise Agreement and to operate in a manner consistent with the assumptions for the Approved Annual Plan. A Renovation shall be carried out at the expense of Lessee pursuant to plans and specifications and a schedule prepared by Operator and approved by Lessee and, to the extent required under the Franchise Agreement, by Franchisor.

“Reserve” shall mean an account maintained by Owner, Lessee, Holder or Franchisor for replacement of Hotel FF&E and/or Capital Improvements, as described in Section 11.04 of this Agreement.

“Revenue Data Publication” shall mean Smith’s STR Report, a monthly publication distributed by Smith Travel Research, Inc., or an alternative source, reasonably satisfactory to both parties, of data regarding the average daily rate, occupancy and RevPAR of hotels in the general area of the Hotel, including, without limitation, the Competitive Set.

“Revenue Management Fee” shall mean a revenue management fee of $1,000.00 per Accounting Period.

“Revenue Per Available Room” or “RevPAR” shall mean for any Fiscal Year the number derived by dividing (i) net room revenue (in accordance with the Uniform System of Accounts), by (ii) the number of available guest rooms in the Hotel.

“RevPAR Threshold” shall mean one hundred two percent (102%) of the RevPAR of the Hotel’s Competitive Set, as set forth in the applicable Revenue Data Publication, or such other amount as may be agreed to by Lessee and Operator as part of the approved Annual Plan for the applicable Fiscal Year.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, 11th Revised Edition, 2014, as published by the Hotel Association of New York City, Inc. or any later edition thereof.

“Unrelated Persons” shall have the meaning set forth in Section 21.09 of this Agreement.

“Working Capital” shall mean and refer to the funds which are reasonably necessary for the day-to-day operation of the Hotel’s business, including, without limitation, amounts sufficient for the maintenance of petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses, advance deposits, funds required to maintain inventories, and amounts due to/or from Operator and/or Lessee less accounts payable and accrued current liabilities.

(b) Terms with initial capital letters which appear within the foregoing definitions are defined in this Article 1 or as indicated in this Agreement. Dollars are denominated in U.S. Dollars.

(c) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; the singular shall include the plural, and the plural shall include the singular. The titles of Articles, Sections and Subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub-clauses or exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub-clause of, or exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, or exhibits to, another document or instrument.

(d) All exhibits and other attachments attached hereto are by this reference made a part of this Agreement.

ARTICLE 2

TERM OF AGREEMENT

Section 2.01. Operating Term.

The term of this Agreement shall commence on the Commencement Date and shall terminate at midnight on the date that is three (3) years after the Commencement Date (the “Initial Term”), subject to earlier termination or extension as set forth herein. This Agreement shall automatically renew for two (2) additional terms of one (1) year each (each, a “Renewal Term”) unless either party gives the other party written notice of termination at least ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term.

ARTICLE 3

OPERATION OF THE HOTEL

Section 3.01. Representations by Lessee and Operator; Engagement of Operator.

Lessee hereby represents and warrants that any authorization or acts, which it does or grants, are specifically authorized by the Owner under the Lease. Lessee further warrants that it has the requisite power and authority to perform its obligations under this Agreement and Lessee shall notify Operator immediately if the Lease terminates or is no longer in effect. If the Lease terminates during the Operating Term, such termination shall be deemed a voluntary termination of this Agreement whereupon the provisions of Section 16.01 shall apply.

Operator hereby represents that Operator: (i) is a limited liability company duly organized and existing under the laws of the State of Delaware, and is duly qualified to do business in the State of Texas, (ii) has the full power and authority to enter into this Agreement and to carry out the transactions herein contemplated; and the undersigned officers of Operator have all necessary authority to execute and deliver this Agreement on behalf of Operator, (iii) will deliver to Lessee, upon the execution hereof a certificate from the State of Texas showing that Operator is qualified to do business in such State, (iv) will take all legally required action to maintain such qualification under the laws of the State of Texas to remain in good standing as needed to conduct the business herein contemplated, (v) is experienced and capable and will remain experienced and capable in the management and operation of the hotel in the regions it manages hotels, (vi) has reviewed and understands the terms and provisions of the Franchise Agreement and the Hotel Standards, and (vii) will, on the Commencement Date of this Agreement, meet the requirements to be an “eligible independent contractor” under Section 856(d)(9) of the Internal Revenue Code. In reliance on the foregoing representations, Lessee hereby engages Operator to manage and operate the Hotel during the Operating Term and Operator agrees to manage and operate the Hotel during the Operating Term, subject to and in accordance with this Agreement.

Subject to the terms of this Agreement, Hotel operations shall be under the exclusive supervision and control of Operator, which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation, maintenance and repair of the Hotel in accordance with the terms of this Agreement. Except as specifically set forth in this Agreement, Operator shall have discretion and control respecting matters relating to management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, other Hotel services, employment policies, granting of concessions or leasing of shops and agencies within the Hotel as specifically requested by Lessee, receipt, holding and disbursement of funds, maintenance of the Operating Account, procurement of inventories, supplies and services, promotion and publicity and, in general, all activities necessary for operation of the Hotel.

Operator shall devote its knowledge, experience and efforts to operate and manage the Hotel pursuant to this Agreement in a businesslike manner in accordance with the Hotel Standards. Operator shall make available to Lessee the full benefit of the judgment, experience and advice of the members of Operator’s organization and staff with respect to the policies pursued by Lessee in operating, maintaining, and servicing the Hotel. Operator shall endeavor in good faith and consistent with prudent hotel management to maximize the profitability and value of the Hotel consistent with the Hotel Standards; provided, however, that Operator has not made and shall not be deemed to have made any guaranty or warranty with respect to the financial performance or profitability of the Hotel, or the present or long-term value of the Hotel.

Section 3.02. Standards of Operation.

Without limiting the generality of the foregoing, Operator’s engagement under this Agreement shall include the responsibility and authority (subject to the limitations on Operator’s authority set forth in this Agreement), and in all cases, subject to the other terms and conditions of this Agreement, including, without limitation, Lessee’s obligation to provide sufficient funds, to do the following, at all times in material compliance with the Approved Annual Plan, the Franchise Agreement, the Mortgage, if any, Legal Requirements and the Hotel Standards:

(a) Select, employ, promote, transfer, compensate, terminate where appropriate, supervise, direct, train, and assign the duties of the Executive Personnel and, through the Executive Personnel, a sufficient number of personnel whom Operator reasonably determines to be necessary or appropriate for the proper, adequate and safe operation and management of the Hotel (collectively, the “Hotel Employees”). All such employees of the Hotel shall be employees of Operator or Operator’s Affiliate. In addition, Operator may, from time to time, assign one or more of its employees to the staff of the Hotel on a full-time, part-time or temporary basis to the extent permitted by this Agreement or otherwise approved by Lessee;

(b) Determine the terms for guest admittance to the Hotel and establish all prices, price schedules, rates and rate schedules for rooms, and other amenities and services provided at or in connection with the Hotel;

(c) Develop, revise, and implement all prudent policies and practices relating to all aspects of the Hotel, which shall be set forth in one or more policy manuals or other writings, and train and supervise all Hotel Employees for compliance with all such policies and practices, including policies and practices relating to: (i) terms and conditions of employment, applicant screening, background checks, selection, hiring, training, supervision, compensation, employee benefits, discipline, dismissal, transfer and replacement; (ii) compliance with laws, including but not limited to anti-discrimination, sexual harassment and environmental laws; and (iii) safety procedures, including those relating to the handling of hazardous and other dangerous materials;

(d) Select, purchase and install all Inventories and Operating Equipment and Supplies for the Hotel, and to the extent set forth in the Approved Capital Budget, but subject to the requirement to obtain Lessee’s specific authorization for expenditures for Hotel FF&E exceeding $5,000, Hotel FF&E in the Approved Capital Budget. Without limiting the generality of the foregoing, Operator agrees to maintain the levels of Inventories and Operating Equipment and Supplies at standards consistent with past practice and the requirements of the Hotel Standards through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator. Other than with respect to Allocated Services, all contracts for Capital Improvements and Hotel FF&E exceeding $10,000 in any Fiscal Year shall be awarded on the basis of competitive bidding (provided, however, that Operator will not be required to obtain competitive bids for any service for which a single provider exists), solicited in the following manner:

(i)	A minimum of two (2) written bids shall be obtained for each purchase or contract that exceeds $10,000 in any Fiscal Year, up to $15,000 in any Fiscal Year. Purchases over $15,000 in any Fiscal Year will require a minimum of three (3) bids.

(ii)	Each bid will be solicited in a uniform format.

(iii)	Operator may accept a low bid without prior approval from Lessee if the expenditure is for an approved item in the Approved Annual Plan and will not result in an excess of the annual budgeted Account Category of the applicable Approved Capital Budget or Approved Operating Budget, as applicable, and is not otherwise directly paid by Lessee.

(iv)	If Operator desires to accept a bid other than the lowest bid, then Operator shall so advise Lessee in writing and recommend that such bid be accepted, with support for such recommendation.

(v)	Lessee shall have the right to accept or reject any and all bids for Capital Improvements and/or Hotel FF&E that are not the lowest bid; such acceptance shall not be unreasonably withheld or delayed.

(vi)	Operator may request Lessee to waive in writing competitive bidding rules for a specific item or service.

In its operation of the Hotel under this Agreement, Operator may purchase goods, supplies and services from itself, Lessee or Lessee’s representatives, or any Affiliates of any of the foregoing so long as the prices and terms thereof are at arm’s length and otherwise competitive with, and are not less favorable than prices and terms which could be obtained from independent parties and, if required by this section, are in compliance with competitive bidding rules, provided that Operator will obtain Lessee’s consent (not to be unreasonably withheld) regarding any such arrangement;

(e) Negotiate and enter into service contracts on Lessee’s behalf which are necessary or desirable in the ordinary course of business in operating the Hotel, including, without limitation, contracts for provision of electricity, gas, water, telephone and other utility services, cleaning services, security services, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment satellite systems and other services necessary for operation of the Hotel in accordance with this Agreement. Other than Allocated Services agreements, which may, at Operator’s option, be in Operator’s name, all such service contracts shall be entered into in the Lessee’s or Affiliate of Lessee’s or the Hotel name.    Lessee’s consent shall not be required for any service contracts which have liabilities to the Hotel of $25,000 or less per Fiscal Year, do not exceed one (1) year and/or are not terminable on thirty (30) days’ notice without penalty. As part of the budgeting process, Operator shall provide to Lessee, with each Proposed Operating Budget, a complete list of all service and other contracts anticipated for the Fiscal Year which is the subject of the Proposed Operating Budget for such Fiscal Year and the payments or expenditures connected or anticipated therewith. So long as any service or other contracts fall within the following guidelines, Lessee’s approval thereof shall not be required, but Operator shall nevertheless promptly report to Lessee the execution of (and provide Lessee with a true and complete copy of) each such contract:

(i)	The term of such contract shall be no longer than one (1) year; and

(ii)	Each contract must be terminable by Owner or Operator without payment or penalty upon not more than thirty (30) days’ notice;

(f) Establish all credit and direct bill policies and ensure compliance with such, in connection with the Hotel;

(g) Apply for, and use commercially reasonable efforts to obtain and maintain, in the name of Lessee or Operator, as required by Legal Requirements and this Agreement, all Permits required of Lessee or Operator in connection with the management and operation of the Hotel;

(h) Legal Proceedings of a “non-extraordinary nature” (hereafter defined), may be instituted by Operator, in accordance with guidelines and policies determined from time to time by Operator and Lessee, in the name of Operator or the Hotel or Lessee and by counsel designated by Operator pursuant to such guidelines and policies. Legal Proceedings of an “extraordinary nature” (hereafter defined) shall require Lessee’s prior approval of the proceedings and counsel approved by Lessee. Operator shall furnish Lessee with quarterly status reports with respect to all Legal Proceedings of an extraordinary nature. In addition, Operator shall have the right to defend, through counsel designated by Operator, Legal Proceedings of a non-extraordinary nature against Lessee or Operator resulting from the operation of the Hotel. The defense of Legal Proceedings against the Hotel of an extraordinary nature (including, without limitation, any aspect of any claims against Operator or Lessee arising out of the operation of the Hotel as to which the insurance company denies coverage) shall be coordinated with Lessee, designated counsel shall be subject to Lessee’s reasonable approval and Operator shall furnish Lessee with quarterly status reports with respect to such actions. All claims against Lessee and/or Operator arising out of the management or operation of the Hotel which (i) are not covered by insurance shall be promptly communicated to Lessee and (ii) are covered in whole or in part by insurance shall be promptly forwarded by Operator to the appropriate insurer (with a copy thereof to Lessee in the case of claims against Lessee). Legal Proceedings of a “non-extraordinary nature” shall be proceedings in which the monetary exposure is less than $25,000 that are (i) initiated by Operator or Lessee relating to the operation of the Hotel for matters such as collections, maintenance of licenses and permits, enforcement of contracts and proceedings against Hotel tenants; and/or (ii) defense of actions against the Lessee or Operator resulting from the operation of the Hotel for matters such as guest claims for loss of property or injury to persons and claims relating to employment or the application for employment at the Hotel. Legal Proceedings of an “extraordinary nature” shall mean all other Legal Proceedings;

(i) Establish, supervise and implement a sales and marketing program for the Hotel (which Proposed Marketing Plan shall be submitted in conjunction with the Proposed Operating Budget and approved by Lessee in accordance with the terms of this Agreement) and in conjunction therewith, plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Hotel, including advertising and promotional activities in conjunction with other hotels owned or operated by Operator and its Affiliates, and all discount and complimentary policies with respect to bona fide travel agents, tourist officials, airline representatives, and employees of Lessee, Owner, Operator and their Affiliates in accordance with the customary practices of the travel industry;

(j) Perform (or cause to be performed and supervised) such maintenance and repairs to the Hotel as shall be required to maintain the Hotel in all material respects in accordance with the Hotel Standards. Without limiting the generality of the foregoing, Operator agrees to perform (or cause to be performed and supervised) all necessary or scheduled repair and maintenance through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator;

(k) Perform any obligations of Lessee under any Mortgage which are applicable to the operation and management of the Hotel, provided such documents have been provided to Operator;

(l) Pay all Operating Expenses;

(m) Pay all gross receipts, transient occupancy and similar taxes;

(n) Comply with all Legal Requirements and the requirements of insurance companies which are applicable to the operation and management of the Hotel;

(o) At any given time, the standards of equipping, maintaining, and operating the Hotel at a level equal to the higher of: (i) the operating standards as established by the Franchisor; or (ii) the Competitive Set, as may be modified and/or clarified by the terms and provisions hereof. A determination of which standard of operations described in (i) and (ii) above will be controlling, shall be made, if needed, on an annual basis for each Fiscal Year as part of the approved budget process. Notwithstanding anything to the contrary, the Hotel shall at all times comply with the Franchise Agreement and Manual;

(p) Operate and/or lease to third parties approved and/or selected by Lessee gift and sundry shops, concessions, food and beverage, banquet and room service facilities of the Hotel, provided, that Lessee shall seek Operator’s approval of any such lease, including the form of lease, which approval which may be withheld only if Operator can demonstrate that the third party operator is unable to manage the space or facility in a manner consistent with the Hotel Standards;

(q) Do any and all other acts and things as Operator may deem necessary and appropriate to carry out its responsibilities under this Agreement;

(r) Comply with the provisions of any covenants, conditions and restrictions recorded against the Hotel, to the extent same have been provided to Operator;

(s) Negotiate with any union lawfully entitled to represent such employees and execute collective bargaining agreements or labor contracts resulting therefrom that have been approved by Lessee; and

(t) Provide Allocated Services to the Hotel. The Hotel’s portion of the cost thereof shall constitute an Operating Expense so long as (i) the costs of the Allocated Services are allocated in good faith on a uniform, fair, equitable and proportionate basis among the Hotel and the other Operator managed hotels benefiting therefrom; (ii) the Allocated Services shall not include services that do not benefit the Hotel; and (iii) the cost of the Allocated Services are either (a) included by Operator in each Approved Annual Plan or (b) otherwise approved in writing by Lessee. The cost of the Allocated Services and the allocation of that cost to the Hotel and other Operator managed hotels shall be subject to audit by Lessee pursuant to the terms of this Agreement. Operator further agrees that the benefit of any discounts or rebates received by Operator with respect to any of the Allocated Services shall be passed on to the Hotel on a proportionate basis as compared to other hotels managed by Operator or its Affiliates.

Section 3.03. Limitations on Operator’s Authority.

Operator shall have no authority to do any of the following without Lessee’s prior written approval in each instance, which may be withheld in Lessee’s sole and absolute discretion:

(a) Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Hotel;

(b) Enter into any lease for the use of any item of Hotel FF&E, vehicles and capital leases;

(c) Enter into any agreement, lease, license or concession agreement for office, retail, lobby or other commercial space at the Hotel;

(d) Incur any liabilities or obligations to third parties which are unrelated to the operation, maintenance and security of the Hotel or to the performance of Operator’s responsibilities under this Agreement;

(e) Enter into any collective bargaining agreement concerning any employees of the Hotel without the prior written approval of Lessee, which may be granted or withheld in its sole discretion.    Upon Lessee’s approval of any such agreement, Operator shall be responsible to perform such agreements. To the extent applicable, Operator: (a) represents that it is an equal opportunity employer as described in Section 202 of Executive Order 11246 dated September 24, 1965, as amended, and as such agrees to comply with the provisions of Paragraphs 1 through 7 of Section 202 of said Executive Order during the performance of this Agreement, (b) agrees to comply with the affirmative action requirements of Part 60.741 of Title 41, Code of Federal Regulations, with respect to handicapped workers during the performance of this Agreement, (c) agrees to comply with the affirmative action requirements of Part 60.250 of Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Agreement, and (d) shall submit to Lessee in the form approved by the Director of the Office of Federal Contract Compliance, U.S. Department of Labor, a certification that Operator does not and will not maintain any facilities that provide for their employees in a segregated manner, or permit their employees to perform their services at any location under its control, where segregated facilities are maintained, and that Operator will obtain a similar certification from its contractors;

(f) Enter into any contract or other arrangement (or series of related contracts or arrangements) in violation of Sections 3.02(d) and (e), as applicable;

(g) Settle any casualty insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000, and any condemnation awards regardless of amount;

(h) Institute or defend any Legal Proceedings with respect to the Hotel, other than as required or permitted by Section 3.02(h);

(i) Employ any professional firm in any Fiscal Year for more than $25,000 in the aggregate except as set forth in the Approved Annual Plan;

(j) Prosecute or settle any tax claims or appeals;

(k) Other than as required and/or permitted by Section 3.02(d), (e) and/or (t), purchase goods, supplies and services from itself or any Affiliate of Operator, or enter into any other transaction with an Affiliate of Operator, unless (i) such purchase from or other transaction with Operator or any Affiliate of Operator is disclosed in the Approved Annual Plan or (ii) prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Operator shall have been disclosed to and approved by Lessee, which may be withheld in Lessee’s reasonable discretion. Except to the extent disclosed to Lessee in advance and approved by Lessee in its sole and absolute discretion, neither Operator nor any Affiliate of Operator shall charge or receive any mark-up, profit or purchasing fee on the purchase by or for the Hotel of any goods, supplies or services. Operator shall use commercially reasonable efforts to ensure that the prices and terms of goods and services purchased under such contracts are competitive with the prices and terms of goods and services of equal quality available from others. Operator shall use its commercially reasonable efforts to obtain the maximum available discounts and rebates on purchases and the most favorable terms available. Any allowances, credits, rebates, discounts and the like received with respect to any such purchases shall be for the account of Lessee, and if received by Operator or any of its Affiliates, shall be turned over to Lessee;

(l) Provide complimentary rooms or services to any guests, employees or other persons except in accordance with Operator’s policies provided to Lessee or for which the business purpose for the benefit of the Hotel is properly documented;

(m) Acquire on behalf of Lessee any land or any interest therein;

(n) Consent to any condemnation or participate in any condemnation proceeding relating to the Hotel, the Land or any portion thereof;

(o) Sell, transfer or otherwise dispose of all or any portion of the Land, Building and Appurtenances or any capital assets of the Hotel or other interest therein, except for dispositions of Hotel FF&E to the extent expressly provided for in the Approved Annual Plan or otherwise approved by Lessee;

(p) Perform any alterations to the Hotel or any portion thereof except to the extent Operator’s performance of any such alteration shall be expressly provided for in the Approved Budget or otherwise permitted by the terms of this Agreement;

(q) Take any other action which, under the terms of this Agreement, is prohibited or requires the approval of Lessee;

(r) Lease or rent any one or more of the Hotel’s ballroom, bar or restaurant for periods in excess of two (2) consecutive weeks to the same guest or entity; and

(s) Do or take any other action that shall be contrary to any written directions of Lessee or limitations on Operator’s authority imposed by Lessee pursuant to any other provision of this Agreement.

Section 3.04. Reservations Services and Revenue Management.

Operator agrees, if requested at any time by Lessee, and at the sole and absolute discretion of Lessee, to hire either: a revenue manager on a corporate or regional basis, or a revenue management firm to be selected by Lessee and Operator (the “Revenue Manager”), to oversee the implementation of the Hotel’s ongoing revenue management plans, including (i) interfacing with the Franchisor’s reservation and revenue management systems, and such Franchisor’s “cluster” or other revenue manager(s) responsible for the Hotel; (ii) interfacing on an ongoing basis with the Hotel’s general manager and front office manager (and/or other Hotel personnel responsible for revenue management) to endeavor to maximize the Hotel’s REVPAR; and (iii) analyzing the Revenue Data Publication, Hoteligence Reports, and other data. In connection therewith, Lessee agrees to pay its equitable share of any individual hired as a Revenue Manager for the Hotel, either to be shared between the Hotel and one or more other hotels managed by the Operator, or to be hired on a part-time basis by the Hotel, either of which salary and benefit expenses shall be paid for by the Hotel as an Operating Expense. Alternatively, any revenue management firm so hired to serve as Revenue Manager strictly for the Hotel shall be paid for by the Hotel as an Operating Expense.

Section 3.05. Marketing.

(a) Subject to the terms and conditions of this Agreement, including, without limitation, Lessee’s obligation to provide sufficient funds, Operator shall maintain a sales staff dedicated to the Hotel to arrange, contract for and carry out such marketing, advertising, national trade show attendance, and promotion of the Hotel as Operator shall deem advisable and consistent with the Approved Annual Plan and in accordance with the Hotel Standards. Operator will use commercially reasonable efforts to ensure that the Hotel shall receive an equitable share of the benefit of the cooperative advertising and promotion reasonably commensurate with its contribution to the costs thereof. The costs thereof shall be equitably allocated by Operator between the Hotel and other participating hotels. Upon Lessee’s request, Operator shall provide reasonable documentation to support such allocations. Operator shall provide Lessee with detailed monthly reports of its marketing, advertising and promotional activities through standard monthly reporting. The Hotel shall be visited at least once every three (3) months by a member of Operator’s corporate sales leadership team, if set forth in the Approved Operating Budget, and Operator shall make a member of Operator’s corporate sales leadership team available to Lessee telephonically at least monthly to discuss the marketing aspects of the Hotel.

(b) Operator may, consistent with the Approved Marketing Plan, and otherwise with the consent of Lessee, cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages, consistent with customary practices in the travel industry. Except as set forth in the Approved Annual Plan and subject to Section 3.07(c) of this Agreement, Operator shall not provide rooms or Hotel facilities at no cash charge or at a discounted cash rate in trade for non-cash consideration or services without the consent of Lessee.

Section 3.06. Consultations Between Lessee and Operator.

When requested by Lessee, Operator shall, from time to time, render advice and assistance to Lessee and Owner in the negotiation and prosecution of all claims for the reduction of real estate or other taxes or assessments affecting the Hotel and for any award for taking by condemnation or eminent domain affecting the Hotel.

Section 3.07. Transactions with Affiliates and Other Relationships.

(a) Except as otherwise permitted by Section 3.02(d) and (e) and subject to Section 3.03(k), Operator shall obtain the prior written consent of Lessee (which Lessee may withhold in Lessee’s reasonable discretion) prior to contracting with any Affiliate (or companies in which Operator has an ownership or other economic interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel.

(b) Prior to entering into any contract, agreement or arrangement with respect to the Hotel pursuant to which Operator may receive rebates, credit card rebates, cash incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services (collectively, “Rebates”), Operator shall promptly disclose to Lessee in writing the fact of and the estimated amount of such Rebates, and the charges and other amounts expected to be incurred in connection with any such contracts or agreements (which shall not exceed prevailing market rates with respect to such goods or services). All Rebates associated with the Hotel will accrue to the benefit of Lessee and, in cases of cash or credit, will be applied against Operating Expenses.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent Operator provides discounted rates to Operator’s employees at other hotels managed by Operator or its Affiliates, pursuant to discount rate programs applicable to other hotels, Operator agrees to include this Hotel in such discounted rate programs (subject to availability and black-out periods determined by Lessee and Operator during the Annual Plan process, or as otherwise approved by Operator or Lessee as part of the revenue management of this Hotel) and to provide the same discounted rates to the Hotel Employees, to the extent allowed under the management and franchise agreements affecting such other hotels.

Section 3.08. Regional Manager.

Operator shall provide the services of one of its experienced management employees to oversee and manage the operations of the Hotel (the “Regional Manager”). Lessee shall have the right to approve the Regional Manager and any successor provided that such approval shall not be unreasonably withheld. The Regional Manager shall visit the Hotel at least once every three (3) months to insure the Hotel is being operated in accordance with this Agreement. The Regional Manager shall meet telephonically with the designated representatives of Lessee at least monthly to discuss operations at the Hotel and consult with Lessee to answer any questions Lessee may have, and to address any concerns of Lessee. Lessee’s representatives shall have the right to meet with an appropriate senior level corporate officer of Operator or his/her mutually acceptable alternative on a semi-annual basis to review hotel performance. The travel costs of such Regional Manager as provided in this Section shall be an Operating Expense.

Section 3.09. Certain Expenses.

Operator shall not be entitled to charge Lessee for any of its central office overhead, except as follows:

(a) Operator shall not charge tuition for training courses provided by Operator for Hotel Employees or for course materials but shall be reimbursed the cost of course materials developed by third party companies, subject to the Approved Operating Budget. Reasonable travel and housing expenses of trainees shall be included in Operating Expenses, subject to the Approved Operating Budget.

(b) Travel expenses described in (xvii) and (xviii) of “Operating Expenses” and Section 3.08.

ARTICLE 4

INDEPENDENT CONTRACTOR

Section 4.01. Operator Status.

In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Lessee and Operator, or be construed to create a lease by Operator of the Hotel or the Property and Operator shall not constitute a tenant or subtenant of Lessee. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Lessee in the operation and management of the Hotel.

Section 4.02. Employees.

Operator agrees that Lessee will have the right to review, interview, approve, or override, the hiring of the Executive Personnel. Operator will use all commercially reasonable methods, consistent with other nationally recognized hotel operators, at their disposal, to find qualified candidates for the above listed positions. Operator agrees that if termination of any of the Executive Personnel occurs, Operator will put temporary or task force help in those vacated positions to insure continued smooth running operations of Hotel until the vacated position has been filled. Within the first two (2) years of the Term, Operator will not relocate either the Hotel General Manager or the Director of Sales to another hotel operated by Operator, without Lessee’s consent in its reasonable discretion. Operator acknowledges that Lessee is vitally interested in the qualifications of the individuals designated as the general manager and the director of sales of the Hotel. Operator shall, from time to time, consult with Lessee and obtain Lessee’s approval as to the appointment of individuals to such positions; provided, however, and subject to the prior sentence, Lessee and Operator acknowledge that nothing in this Article is intended to limit or negate the authority of Operator elsewhere provided in this Agreement to remove, in its sole discretion, the general manager and/or director of sales of the Hotel.

(a) Each Hotel Employee shall be the employee of Operator, or an Affiliate of Operator, and not of Lessee, and every person performing services in connection with this Agreement shall be acting as the employee of Operator (except for any independent contractors engaged by Operator, in accordance with this Agreement), but their salaries and other related expenses and employment arrangements shall be an Operating Expense and shall be accrued in accordance with generally accepted accounting principles. The costs provided for in the immediately preceding sentence shall include, by way of example and not limitation, all reasonable costs and expenses (including, without limitation, all employment related expenses incurred by Operator with respect to the Hotel Employees), such as severance pay, unemployment compensation and health insurance and related costs (i.e., in order to comply with COBRA-type regulations) as a result of the termination of employees and which shall have been paid or accrued in accordance with generally accepted accounting principles.

(b) Operator shall provide evidence to Lessee of statutory Worker’s Compensation Insurance and Employer’s Liability Insurance for each such Hotel Employee. The insurance coverages (including, without limitation, the carrier, policy limits of each and waiver of subrogation endorsements) must be in form, substance and amount satisfactory to Lessee in all respects. Upon request of Lessee, Operator will deliver to Lessee waiver of subrogation endorsements in favor of Lessee.

(c) The hiring policies and the discharge of Hotel Employees at the Hotel shall in all respects comply with all Legal Requirements regarding the employment and payment of persons engaged in the operation of the Hotel.

(d) Lessee shall have the right to participate in any negotiations with labor unions representing Hotel Employees at the Hotel, and Operator shall not sign any union contracts or card check neutrality agreements covering such Hotel Employees at the Hotel, which have not been previously approved in writing by Lessee.

(e) Operator shall not discriminate against any employee or applicant for employment because of race, color, religion, national origin, ancestry, age, sex or sexual orientation, and all employment advertising shall indicate that Operator and Lessee are each an Equal Opportunity Employer as that term is defined under Legal Requirements.

Section 4.03. Employee Expenses.

(a) All costs of every nature and reasonably available pertaining to all Hotel Employees at the Hotel, including, without limitation, salaries, benefits, EPLI coverage, the terms of any bonus plan or arrangement, costs incurred in connection with Legal Requirements and insurance rules, shall be set forth in the Approved Operating Budget as an Operating Expense. Notwithstanding the provisions of this Agreement, all costs, expenses and liabilities relating to Hotel Employees shall be expenses of operating the Hotel and the responsibility of Operator for acts or omissions of Hotel Employees shall not extend beyond responsibility for the gross negligence or willful misconduct of, or the willful violation of Legal Requirements by the Executive Personnel.

(b) Compensation, overhead costs and other expenses of Operator and its Affiliates not specifically provided for herein which are corporate expenses of Operator shall not be Operating Expenses and shall not be payable or reimbursable by Lessee; provided, however, Operator may include in the calculation of Operating Expenses the salary of any of Operator’s corporate employees which have been temporarily transferred to the Hotel to serve the Hotel exclusively; provided, however, Operator may only include in Operating Expenses that portion of the salary of taskforce Executive Personnel which does not exceed twenty percent (20%) of the salary of the applicable Executive Personnel being replaced. Operator may also include in the calculation of Operating Expenses reasonable travel costs associated with Operator’s corporate employees located at Operator’s corporate headquarters which have been temporarily transferred to the Hotel to serve the Hotel exclusively. Lessee shall have the right to approve temporary travel schedule.

Section 4.04. Employee Benefit Plans.

Notwithstanding anything to the contrary contained in this Agreement, the following subparagraphs (a) and (b) shall apply to any liability that may, from time to time, arise out of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Multi-employer Pension Plan Amendments Acts of 1980 (“MEPPA”), respectively, as from time to time amended.

(a) Employee Benefits: Any Hotel Employees who are not then represented by a collective bargaining representative shall be entitled to participate in the incentive programs, profit sharing and/or other employee retirement, disability, health, welfare or other benefit plan or plans then made available by Operator to similarly situated employees of other hotels managed by Operator, in accordance with their respective terms. Operator will have the right to charge the Hotel with its allocable share of the cost of any such plan or plans and any contributions to be made thereunder provided that such charges and contributions shall be determined by Operator in good faith on a uniform basis with respect to charges and contributions imposed for the same or similar plans at other hotels then managed by Operator, subject to Legal Requirements. Operator’s rights under this Subsection (a) shall be subject to the condition that Operator shall not put into effect any amendment to any existing plan, or adopt any additional plan, which is not imposed upon all other similarly situated hotels managed by Operator.

Upon the expiration or termination of this Agreement, the sale of the Hotel or other similar event, Operator shall cooperate with the Lessee with respect to disposition of such plan or plans (or plan assets) in a mutually satisfactory manner, all in compliance with then applicable Legal Requirements.

(b) Collective Bargaining or Other Multi-employer Plans: Operator and Lessee agree that with respect to any withdrawal liability arising under any collective bargaining agreement or other “multi-employer plan” (as defined in Section 3(37) of ERISA) in which the Hotel Employees become participants, the obligations of the parties shall be determined as follows, which obligations shall survive a termination of this Agreement:

(i)	Withdrawal liability arising with respect to Hotel Employees shall be the responsibility of Lessee, and Lessee shall either pay the amount of such withdrawal liability directly to such plan or reimburse Operator for withdrawal liability payments made to such plan by Operator with respect to Hotel Employees (including withdrawal liability arising after the sale or other termination of this Agreement, provided that such liability arises as a result of such sale, disposition, termination or other similar event). To the extent permitted under then applicable laws, regulations and agreements, Operator shall cooperate with Lessee in structuring transactions and transferring actual or contingent withdrawal liability to a successor in ownership or purchaser of the Hotel in accordance with “relief” provisions of ERISA, such as ERISA Section 4204 or then applicable statutory or regulatory provisions of a similar nature.

(ii)	For purpose of this subparagraph (b), the term “withdrawal liability” shall mean the actual amount assessed by and payable to a multi-employer pension fund upon a complete or partial withdrawal of the Hotel or Hotel Employees from such fund. Operator shall cooperate with Lessee in challenging a plan’s assessment of such liability, provided that all costs of litigation, arbitration or other procedures shall be paid by Lessee (including any bonds that must be posted). If Operator or its Affiliates have employees at other locations who participate in the same multi-employer plan as Hotel Employees, Lessee shall be charged with and be responsible only for multi-employer plan withdrawal liability arising solely with respect to the participation of Hotel Employees in such plan.

Section 4.05. Execution of Agreements.

(a) Except as provided in Section 4.05(b) of this Agreement, Operator shall execute as agent of Lessee leases and other agreements relating to equipment and/or services provided to the Hotel, all of which, unless otherwise approved in writing in advance by Lessee, shall either be a term of one year or less or be cancelable upon not more than thirty (30) days’ written notice by Operator or Lessee without the payment of a penalty or fee. Notwithstanding the foregoing, without the prior written approval of Lessee, Operator shall not enter into any agreement (i) which provides for the payment of sums not authorized by Lessee in an Approved Annual Plan, (ii) which would give rise to a lien upon all or any part of the Property, (iii) which would result in liability to Lessee for sums other than as set forth in the applicable Approved Annual Plan, (iv) to lease any part of any Property to tenants for occupancy, (v) relating to alterations to the exterior, interior or structural design of the Hotel except as contemplated by the Approved Annual Plan, (vi) which is not cancelable by Lessee upon 30 days’ notice or less unless the term of said agreement is one year or less, (vii) which provides for any automatic renewal terms greater than one (1) year, or (viii) contracts for multiple rooms and/or multiple days that (a) exceed a 1-year term and/or (b) exceed 40% of the hotel’s room inventory for a period of 14 days or more, or (c) exceed 50 room nights and have a negotiated net rate of $49 or less for economy properties, and $69 or less for midscale and above, this includes Operator promoting such rates online and in print ads such as coupons. If Operator desires to enter into any agreements requiring the consent of Lessee, Operator shall first send written notice of intent to enter into such agreement to Lessee, and Lessee shall either approve or disapprove within five (5) days of receipt of such notice. If Lessee fails to respond within such five (5) day period, Operator shall send a second request, which request shall state that Lessee’s failure to respond shall be deemed approval. If Lessee fails to respond to the second request, such consent shall be deemed approved.

(b) Subject to Lessee’s prior approval of the same and upon Lessee’s request, Operator shall execute, as agent for Lessee, (i) all leases, as sub-lessor, of any space at any Property, and (ii) equipment rental and/or lease agreements. Notwithstanding anything in this Section 4.05 to the contrary, Lessee reserves the right, exercisable at Lessee’s option, to execute any lease or other agreement relating to equipment and/or services being provided to the Hotel.

ARTICLE 5

INDEMNIFICATION

Section 5.01. Indemnification by Operator.

Operator shall indemnify and hold Lessee and its Affiliates, and their respective directors, officers, owners, employees, subsidiaries, members, shareholders and successors (collectively, “Lessee Indemnified Parties”) harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys’ fees and expenses) (collectively referred to as “Claims”), of every kind and nature whatsoever to or of any party connected with, or arising out of, or by reason of (a) an Event of Default by Operator; (b) the gross negligence, fraud, recklessness, willful, or intentional misconduct on the part of Operator, any Affiliate of Operator, or the Executive Personnel; provided, however, that Operator shall not have liability under this Section 5.01 to the extent any Claims arise out of, or result from, acts or omissions covered by the indemnity by Lessee set forth in Section 5.03. The cost of indemnification relating to any Claims attributable to Operator and not listed in (a) or (b) shall be paid as an Operating Expense of the Hotel. The indemnification provisions of this Section 5.01 are subject to the limitations set forth in Section 5.02.

Section 5.02. Limitations on Indemnification.

None of the indemnifications set forth in Section 5.01 shall be applicable to (1) liability resulting from the design or construction of the Hotel, or (2) that portion of a liability which is covered and paid for by insurance maintained for the Hotel. The standard of performance of which Operator is to be responsible under this Agreement shall be that, reasonably and diligently exercised, of a professional hotel operator. Settlement of a third party claim shall not be prima facie evidence that a party has triggered an indemnification obligation hereunder. Notwithstanding the provisions of Section 5.01 above, neither Lessee nor Operator will assert against the other and each does hereby waive with respect to the other any claims for any losses, damages, liabilities and expenses (including lawyers’ fees and disbursements) incurred or sustained by that party as a result or damage or injury to persons or property arising out of the ownership, operation or management of the Hotel, to the extent that the damage and injury are covered by insurance and the proceeds are actually recovered from the insurer.

Section 5.03. Indemnification by Lessee.

Lessee shall indemnify and hold Operator and its Affiliates, and their respective directors, officers, owners, employees and successors (collectively, “Operator Indemnified Parties”) harmless against all Claims of every kind and nature whatsoever to or of any party connected with or arising out of, or by reason of : (i) an Event of Default by Lessee; (ii) the performance by Operator or its Affiliates of its services hereunder, including, without limitation, any and all obligations incurred relating to any agreements with third parties entered into by Operator or

Lessee in connection with the management or operation of the Hotel, (iii) the breach or alleged breach of contract, by Operator, Lessee, Owner or the Hotel, (iv) any interim management agreement relating to alcoholic beverages, liquor facilities lease agreement, food and beverage lease agreement, concession agreement or similar document or any transfer or other licensing application and any other documents required in connection therewith, and (v) any other matter that is expressly made subject to indemnification by Lessee under the terms of this Agreement; provided, however, that Lessee shall not have liability under this Section 5.03 to the extent any Claims arise out of, or result from, acts or omissions covered by the indemnity by Operator set forth in Section 5.01 The indemnification provisions of this Section 5.03 are subject to the limitations set forth in Section 5.02.

Section 5.04. Survival of Indemnity.

The provisions of this Article 5 shall survive the expiration or sooner termination of this Agreement with respect to matters arising out of facts or circumstances occurring during the period prior to such expiration or termination.

ARTICLE 6

BUDGETS AND POLICY MEETINGS

Section 6.01. Annual Plan.

(a) Operator shall operate the Hotel for the calendar year 2017 in accordance with the existing plan in place. A Proposed Annual Plan once approved by Lessee shall be the “Approved Annual Plan” for such Fiscal Year. On or before November 1st of each year following the Commencement Date, Operator shall submit to Lessee a Proposed Annual Plan for the next Fiscal Year. On or before December 1st of each year following the Commencement Date, Lessee either shall approve the Proposed Annual Plan submitted to Lessee by Operator or shall submit to Operator a list of Lessee’s objections or questions to the Proposed Annual Plan (“Lessee’s Annual Plan Objections”). Within seven (7) business days after Operator’s receipt of Lessee’s Annual Plan Objections, Lessee and Operator shall discuss Lessee’s Annual Plan Objections with the goal of agreeing upon an Approved Annual Plan for the subject Fiscal Year. Lessee, as part of Lessee’s Annual Plan Objections, shall have the right to object to the entire Proposed Annual Plan or to any specific item or items contained in the Proposed Annual Plan. In the event Lessee objects to the Proposed Annual Plan or any specific item or items of expense in the Proposed Annual Plan and Lessee and Operator are unable to reach agreement thereon as provided above prior to commencement of the Fiscal Year in question, pending such agreement, the Proposed Annual Plan or the specific item or items of expense (not revenue) in question shall be suspended and replaced, for such period until Operator receives Lessee’s approval, by an amount equal to the lesser of (i) that proposed by Operator for such Fiscal Year, or (ii) if an objection to the entire Proposed Annual Plan, the Actual Gross Operating Expenses for the immediately preceding Fiscal Year subject to an adjustment equal to the percentage increase in the CPI over the last twelve (12) month period immediately preceding the start of the Fiscal Year in question and RevPar increases based on the appropriate previous 12-month RevPar growth percentage for the sector in which the Hotel is included, as set forth in the Revenue Data Publication for revenue growth over the prior year’s actual amounts, or (iii) if an objection to a specific item or items of expense in the Annual Plan, such item or items of expense for the immediately preceding Fiscal Year subject to an adjustment for each item equal to the percentage increase in the CPI over the twelve (12) month period immediately preceding the start of the Fiscal Year in question.

(b) As part of the Proposed Annual Plan, Operator shall provide to Lessee for Lessee’s review, a written schedule for the Hotel listing all executive and management employees to be employed “on-site” in the direct management of the Hotel including, but not limited to the positions of General Manager, Director of Sales, and Chief Engineer. These schedules shall include such employee’s title, job description, and the salary range including additional compensation or prerequisites such as lodging, meals, maintenance, moving expenses, bonus/incentive compensation and the like. In the event that any employee’s services are shared with (or subsidized through a sharing arrangement with) another hotel, the employee shall be identified together with a description of his/her responsibilities and the amount and source of any subsidy, together with a breakdown of the relative time expended with respect to the Hotel and each other hotel. If Lessee notifies Operator that Lessee does not believe that some or all the scheduled wages and salaries are reasonable and customary as required above, then Operator shall promptly provide to Lessee a wage and salary survey that supports the scheduled wages and salaries. No proposed amendment including changes in salary or other compensation shall be effective unless the salary or other compensation as changed is reasonable and customary.

(c) No later than October 1 of each year, Operator will prepare and submit (following discussions with Lessee) to Lessee an annual capital budget for each Fiscal Year for the Hotel (the “Proposed Capital Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotel in accordance with the then existing Hotel capital budget, which is subject to Force Majeure. The Proposed Capital Budget will set forth all projected Capital Improvements for such Fiscal Year, which budget shall also be month-to-month as well as annual. The Proposed Capital Budget will be subject to the approval of Lessee, in its sole and absolute discretion. The Proposed Capital Budget shall be prepared in accordance with the Uniform System of Accounts. When approved by Lessee, the Proposed Capital Budget, or such items as may be specifically approved by Lessee, shall become the “Approved Capital Budget”. Any revisions, substitutions or additions to the Approved Capital Budget must be approved by Lessee in writing. Lessee acknowledges that the Proposed Capital Budget is an estimate and cannot be finalized until the Operating Budget is finalized.

(d) No later than November 1 of each year, Operator shall prepare and submit (following discussions with Lessee) to Lessee an annual operating budget and business plan for the operation of the Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Hotel Income and budgets of Operating Expenses (the “Proposed Operating Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotel in accordance with the then existing operating budget. The Proposed and Approved Operating Budget shall be month-to-month as well as annual. The Proposed Operating Budget shall be prepared in accordance with the Uniform System of Accounts. When approved by Lessee, the Proposed Operating Budget shall become the “Approved Operating Budget”. Any revisions, substitutions or additions to the Approved Operating Budget must be approved by the Lessee in writing.

(e) The Proposed Operating Budget and the Proposed Capital Budget shall provide for operating, equipping and maintaining the Hotel in accordance with the Hotel Standards. Contemporaneously with the submission of the Proposed Capital Budget, Operator shall submit to Lessee monthly budgeted occupancy, average daily rate and RevPAR statistics for the Hotel. The Proposed Operating Budget and the monthly budgeted hotel operating statistics shall contain Operator’s reasonable good faith estimates of the amounts set forth therein. Operator shall provide Lessee, upon request, all details, information and assumptions used in preparing the Proposed Capital Budget and the Proposed Operating Budget. Lessee shall be responsible for implementing the Approved Capital Budget and may, in Lessee’s sole discretion, increase, decrease, delete or modify in any respect any capital expenditure in the Approved Capital Budget.

(f) The Proposed Marketing Plan shall contain advertising, sales and promotional plans prepared by Operator to be used in connection with the marketing of the Hotel. When approved by Lessee, the Proposed Marketing Plan shall be the Approved Marketing Plan. Any revision, substitution or additions to the Approved Marketing Plan must be approved by Lessee in writing. The Proposed Marketing Plan shall be written with the goal of achieving Gross Hotel Income as submitted in the Proposed Operating Budget for the Fiscal Year or, if less than a full Fiscal Year, the period between the Commencement Date and the December 31 next following the Commencement Date. Operator shall not use Lessee’s name in any advertising or promotional material without Lessee’s expressed prior written approval.

(g) The Proposed Management Plan shall contain (i) estimated contributions and distributions from or to Lessee; (ii) a leasing plan for the leasing of concessions and other space in the Hotel; (iii) plans and budgets for the disposition and replacement of Hotel FF&E; and (iv) such management issues, proposals and projections or modifications as Operator may recommend for the efficient management of the Hotel including but not limited to proposals and assessments as to the Hotel’s position in the market, market opportunities, franchise affiliation and disposition strategies. When approved by Lessee, the Proposed Management Plan shall be the Approved Management Plan.

(h) Upon approval by Lessee of a Proposed Annual Plan, Operator shall use its good faith efforts to manage, operate and maintain the Hotel for the subsequent Fiscal Year in accordance with the Approved Annual Plan; provided, however, that Operator will not be deemed to be in default of its obligations under this Agreement to operate the Hotel (including without limitation, incurring expenses) in compliance with the Approved Annual Plan or Approved Operating Budget, in the event that Operator incurs and pays expenses (1) in a Major Account Category which do not cause the aggregate expenditures for such Major Account Category to exceed the budgeted amount by more than 10% for a given Fiscal Year, or together with all other expenses do not cause the aggregate expenditures for all items to exceed the Approved Operating Budget by more than 5% for a given Fiscal Year; (2) that are necessary for the continued operation of the Hotel and are not within the reasonable control of Operator (including, but not limited to, those for insurance, taxes, utility charges, fees and reimbursements due under the franchise agreement, and compliance with applicable laws and regulations), (3) that are immediately necessary on an emergency basis to protect the physical integrity or lawful operation of the Hotel or the health or safety of its occupants, and/or (4) that are commercially desirable to be incurred in order to obtain unbudgeted Hotel revenue in the ordinary course of operating the Hotel in accordance with the then current Approved Annual Plan, provided that such unbudgeted revenue is sufficient in Operator’s good faith and professional judgment to offset such expenses. Regardless of the foregoing provisions relating to certain expenditures beyond the Approved Annual Plan, Operator shall provide prompt notice to Lessee of such excess expenditures and Operator will provide explanations for all significant variances and programs put in place to correct or improve budget deviations. Wherever phrases in this Agreement such as “in accordance with the Approved Annual Plan or the Approved Operating Budget”, “in the Approved Operating Budget”, “in the then-current Approved Annual Plan”, or similar phrases are used or referred to in this Agreement, the variance provisions set forth in this Section 6.01(h) shall be applied and deemed to be included in such use or reference and Operator will not be in default of its obligations set forth in this Agreement with respect to Operator incurring and paying expenses that are included in such variances.

Section 6.02. Budget Meetings.

Budget meetings between Lessee and Operator will be held at times as reasonably scheduled by Lessee. At each budget meeting and at any additional meetings during a Fiscal Year called by Lessee, Operator shall consult with Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotel as requested by Lessee.

ARTICLE 7

OPERATING EXPENSES

Section 7.01. Payment of Operating Expenses.

(a) In performing its authorized duties hereunder and subject to Lessee providing sufficient funds, Operator shall promptly pay all Operating Expenses, except that if requested by Lessee certain Operating Expenses shall be paid by Operator directly to Lessee for payment by Lessee to the appropriate lender, taxing authority, insurer or other party so identified by Lessee to Operator.

(b) Subject to Article 5, all third party Operating Expenses incurred by Operator in performing its authorized duties shall be reimbursed or borne by Lessee; provided that such Operating Expenses are incurred pursuant to and within the limits set forth in an Approved Annual Plan or otherwise pursuant to the terms of this Agreement.

Section 7.02. Operating Expenses Not an Obligation of Operator.

Operator shall in no event be required to advance any of its own funds for Operating Expenses of the Hotel, nor to incur any liability in connection therewith unless Lessee shall have furnished Operator with funds as required of Lessee under the terms of this Agreement. However, if Lessee has provided funds required of Lessee hereunder, Operator shall advance such funds necessary to pay expenses incurred by Operator in performing its duties and obligations hereunder. Unless agreed to by Lessee in this Agreement, in the Approved Annual Plan or otherwise in writing in advance, compensation, overhead costs, and other expenses of Operator and its Affiliates shall not be reimbursable to Operator by Lessee.

ARTICLE 8

BANK ACCOUNTS

Section 8.01. Lessee Revenue.

All income, receipts, and proceeds included in the definition of Gross Hotel Income shall be deposited into Lessee Revenue Account.

Section 8.02. Operating Account.

Operator shall establish and maintain one or more separate segregated operating accounts (collectively, the “Operating Account”) at a FDIC insured bank designated by Operator (except to the extent any Lender requires that the Operating Account be held with Lender) for the collection and disbursement of monies in connection with the management and operation of the Hotel. All funds (exclusive of funds in house banks at the Hotel) received by Operator in the operation of or otherwise relating to the Hotel, and funds for Working Capital provided by Lessee, shall be deposited in the Operating Account. Lessee shall cause sufficient funds to be on hand in the Operating Account to assure the timely payment of all current liabilities of the Hotel, including but not limited to Operating Expenses, all other costs and expenses incurred in connection with the Hotel pursuant to this Agreement, the performance by Operator of its obligations under this Agreement and all fees, charges and reimbursements payable to Operator hereunder. In no event shall Lessee permit the balance in the Operating Account to be less than the Initial Working Capital Amount. Operator shall submit to Lessee on a weekly basis its check register for the Operating Expenses to be paid that week and Lessee shall provide Working Capital to Operator within two (2) business days of receipt of the check register so that Operator may pay all such Operating Expenses. From the Operating Account, Operator shall pay all Operating Expenses, and other costs and expenses relating to the operation of the Hotel as permitted or required to be paid by Operator in accordance with this Agreement before any penalty or interest accrues thereon. The Operating Account shall be a segregated account and at all times shall be in Lessee’s name; provided that Hotel Employees designated by Operator from time to time which shall be bonded or otherwise insured shall be authorized signatories of such account, as shall be representatives of Lessee. All interest earned or accrued on amounts invested from the Operating Account shall be added to the Operating Account.

Section 8.03. Ownership of Accounts.

Lessee shall furnish information necessary for the printing of all Operating Account checks, which will bear the name of the Hotel. All bank accounts (including the Operating Account), bank balances, bank statements, advice, paid checks, blank checks and other related records established in connection with operation of the Hotel or the ownership of the Property shall be the sole property of Lessee and/or any designee of Lessee.

Section 8.04. Exculpation of Operator.

All expenses incurred by Operator in performing its obligations under this Agreement shall be borne by Lessee and, to the extent funds are available, paid out of the Operating Account by Operator. All debts and liabilities to third parties which Operator incurs as Operator under this Agreement, whether incurred in the name of Lessee, Operator or the name of the Hotel or any variation of such name used as a trade name, are and shall be the obligations of Lessee, and Operator shall not be liable for any such obligations by reason of its management, supervision and operation of the Hotel. In the event that funds are not available in the Operating Account to pay any such expenses, debts or liabilities, Lessee shall promptly upon request from Operator, deposit funds in the Operating Account sufficient to pay such expense, debts or liabilities.

Section 8.05. Reimbursement of Operator.

Operator shall be reimbursed for all Reimbursable Expenses incurred in rendering services to the Hotel or Lessee to the extent such Reimbursable Expenses are provided for in the Approved Annual Budget, required or permitted by this Agreement or otherwise approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed. Nothing in this Agreement, however, shall require Operator to advance or otherwise expend any of its own funds in connection with the operation of the Hotel or ownership of the Property. If Operator pays any amount for which Lessee is responsible under this Agreement, Operator shall be entitled to reimbursement thereof by Lessee. Operator may pay to itself the Reimbursable Expenses or other reimbursements from the Operating Account. The Reimbursable Expenses shall be payable to Operator monthly, in arrears. Operator shall also be reimbursed for all reasonable costs and expenses incurred in taking over management of the Hotel in accordance with the pre-opening budget, such reimbursement to be paid within fifteen (15) days after Operator delivers and invoice therefore.

Section 8.06. Working Capital Funds.

Lessee agrees to provide to Operator the Initial Working Capital Amount on or before the Effective Date and shall thereafter provide Working Capital in accordance with Section 8.01 which amount shall be used by Operator solely in connection with operation of the Hotel and performance of the responsibilities of Operator under this Agreement. Upon the expiration or termination of this Agreement, after payment of all Operating Expenses for which bills were received to such date, Operator’s Management Fee, Reimbursable Expenses, any termination fee (if applicable) and any other amounts then due and payable to Operator, all remaining amounts in the Operating Account shall be transferred forthwith to Lessee by Operator. Lessee shall pay Operator any remaining Management Fee, any termination fee (if applicable), Reimbursable Expenses and any other amounts then due and payable and Lessee shall pay, or cause to be paid, and shall hold Operator harmless from and against all Operating Expenses accrued in accordance with generally accepted accounting principles and invoices related to Operating Expenses received after Operator has so transferred all funds.

ARTICLE 9

BOOKS, RECORDS AND STATEMENTS

Section 9.01. Books and Records.

(a) Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis and in accordance with the Uniform System of Accounts and GAAP, applied on a consistent basis, subject to year end adjustments and disclosures.

(b) Except for the books and records which may be kept in Operator’s home office or other location approved by Lessee the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel. All such books and records pertaining to the Hotel, including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee and, except for books of account, accounts payable invoices, night audit packages, deposit records and similar documents which may be sent to Operator’s accounting department shall not be removed from the Hotel by Operator without Lessee’s written approval and consent. All books and records pertaining to the Hotel and of Operator (including all budgetary records of Operator), wherever kept, shall be available to Lessee and its representatives at all reasonable times for examination, audit, inspection, transcription and copying. Operator shall not remove, destroy or delete any books and records of the Hotel without the prior written consent of Lessee. Upon any termination of this Agreement, all of such books and records pertaining to the Hotel forthwith shall be turned over to Lessee so as to ensure the orderly continuance of the operation of the Hotel, but such books and records shall be available to Lessee for a period of five (5) years at all reasonable times for inspection, audit, examination, and transcription of particulars relating to the period in which Operator managed the Hotel. This provision shall survive a termination of this Agreement.

Section 9.02. Statements.

(a) Operator shall deliver to Lessee by the ninth (9th) day following the last day of each Accounting Period, a monthly report of the state of the business and affairs of the operation of the Hotel for the immediately preceding month and for the Fiscal Year to date and within nine (9) business days after the end of each quarter, a quarterly report with respect to the preceding quarter. Such reports shall include at least (i) a balance sheet account reconciliation including all intercompany accounts, (ii) a profit and loss statement, comparing current month and Fiscal Year-to-date profit, loss, and operating expenses to the Approved Operating Budget and the prior Fiscal Year and comparing current month, quarter and Fiscal Year-to-date average daily rate, occupancy and RevPAR to the Approved Operating Budget and the prior Fiscal Year, (iii) a statement which details the computation of all fees payable to Operator for the month and quarter, (iv) the balance of all bank accounts, and (v) an adjusting statement showing the actual cash position of the Hotel for the month, quarter and Fiscal Year-to-date. Additionally, Operator shall deliver to Lessee nine (9) business days following the end of each Accounting Period and nine (9) business days following the end of each calendar quarter a written narrative discussing any of the aforementioned reports and year-to-date variances from the Approved Operating Budget, without thereby implying Lessee’s approval of such variance. Further, Operator shall provide to Lessee within nine (9) business days following the close of each Accounting Period a report prepared in accordance with the example set forth in Exhibit A-4 attached hereto and made a part hereof.

(b) Such reports and statements (i) shall be in form and in detail satisfactory to Lessee as reasonably requested by Lessee and consistent with standard hotel reporting procedures, (ii) shall be taken from the books and records maintained by Operator in the manner hereinabove specified, and (iii) if requested by Lessee, shall be in electronic form.

(c) Within sixty (60) days after the end of each Fiscal Year, Operator shall deliver to Lessee reviewed financial statements for Operator, and, if requested by Lessee, within thirty (30) days after the end of each quarter of each Fiscal Year, Operator shall deliver to Lessee unaudited financial statements for Operator. Further, within sixty (60) days after (i) the end of each Fiscal Year and (ii) the end of the Term of this Agreement, Operator shall deliver to Lessee an annual accounting, showing the results of operation of the Hotel during the Fiscal Year and a computation of Gross Hotel Income, Operating Expenses, and EBITDA, if any, and any other information necessary to make the computations reasonably required by Lessee, all for such Fiscal Year. The annual accounting for any Fiscal Year shall be controlling over the interim accountings for such Fiscal Year. Lessee shall have the right to conduct an audit of the books.

(d) In addition, Operator shall timely deliver to Lessee a copy of (i) to the extent available, a monthly STAR report from Smith Travel Research for the Hotel, where available (which Operator hereby agrees to order with respect to the Hotel and provide to Lessee), (ii) each Guest Satisfaction report, (iii) upon receipt, each Franchisor inspection report, and (iv) such other reports or information in such form as may be reasonably requested by Lessee. Any out-of-pocket costs incurred by Operator to generate such reports will be included in Operating Expenses.

(e) By June, 2018, Operator agrees to annually have accounting and operations practices reviewed by a certified person or entity in order to provide Lessee with verification of a Type 2, SOC 1 Report, Report on Controls at a Service Organization Relevant to User Entities’ Internal Control over Financial Reporting. This report is to be prepared under Statement on Standards for Attest Engagements 18 (SSAE 18) as promulgated by the AICPA. If the standards of the AICPA change, the operator agrees to comply with revisions of these standards.

(f) As of the date hereof, Operator uses J.D. Edwards and Ultimate Software for its accounting software and payroll processor.

(g) Lessee shall have the right to audit, conducted either by Lessee’s internal personnel or by a third-party auditor retained by Lessee at its expense, all items of expense and revenue under this Agreement including, but not limited to, Gross Hotel Income, Operating Expenses, depreciation and the Management Fee. Operator shall cooperate and assist with such audit. In the event that an audit reflects an underpayment or overpayment to either Operator or Lessee, a corrective payment shall be made to Lessee or Operator, as appropriate, within ten (10) business days following the audit results. Either party shall have a right to challenge the audit results in accordance with the provisions of this Agreement. If an audit determines any weaknesses or need for reasonable changes in the internal control systems pertaining to the safeguarding of Lessee’s assets, Operator will promptly make all necessary changes.

ARTICLE 10

OPERATOR’S FEE AND TRANSFERS TO LESSEE

Section 10.01. Payment of Operator’s Fee.

Within five (5) business days after the end of each Accounting Period, Lessee shall pay to Operator the Base Fee for the immediately prior Accounting Period, based upon Gross Hotel Income for the immediately prior Accounting Period, together with the Accounting Fee, the Revenue Management Fee and any other amount to be reimbursed to Operator as set forth in this Agreement. Any overpayments and underpayments of the Base Fee shall be reconciled on a monthly basis.

ARTICLE 11

REPAIRS AND MAINTENANCE, CAPITAL IMPROVEMENTS

AND RESERVE FOR FF&E

Section 11.01. Repair and Maintenance.

Subject to the provisions of the Approved Operating Budget and subject to receipt of sufficient funds by Lessee, Operator shall from time to time make such expenditures for repairs and maintenance as are necessary to keep the Hotel in good operating condition in accordance with the Hotel Standards. It is Lessee’s intent that the sums allocated for repairs and maintenance (other than with respect to Capital Improvements) in accordance with the then current Approved Annual Plan are to be fully expended during that Fiscal Year exclusively for the purposes identified in such Approved Annual Plan. Except in the event of an emergency due to casualty, act of God or otherwise under circumstances in which it would be unreasonable to seek to obtain prior approval (and provided that Operator shall notify Lessee of any such expenditure within five (5) business days), all expenditures for the foregoing shall be as provided in the Approved Operating Budget and the Approved Capital Budget. If any repairs or maintenance shall be made necessary by any condition against the occurrence of which Operator, Lessee has received the guaranty or warranty of any contractor for the building of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator shall, on Lessee’s request, cooperate with Lessee in invoking such guarantees or warranties. Notwithstanding the Approved Operating Budget, Lessee may from time to time at its expense make such alterations, additions, or improvements (including structural changes or repairs) in or to the Hotel as they deem desirable, in their sole discretion and responsibility, for the efficient operation of the Hotel.

Section 11.02. Capital Improvements.

Lessee may, from time to time, at its sole expense, make such Capital Improvements in or to the Hotel as Lessee shall determine are necessary to comply with the Hotel Standards. If Capital Improvements included in the definition of Building and Appurtenances shall be required at any time during the Term by the terms of any Mortgage, the Franchise Agreement, to maintain the Hotel in good operating condition or by reason of any Legal Requirements, or because Operator and Lessee jointly agree upon the desirability thereof, then in such event all such Capital Improvements shall be made with reasonably minimal hindrance to the operation of the Hotel. Notwithstanding the foregoing, as long as the Hotel can continue to operate without interruption, Lessee shall have the right to contest the need for any such Capital Improvements required by any Legal Requirements and may postpone compliance therewith, if so permitted by law and if such postponement will not expose Operator to any civil or criminal liability. All recommendations by Operator of Capital Improvements shall be submitted in conjunction with the Proposed Capital Budget for the Fiscal Year.

Section 11.03. Liens.

Lessee and Operator shall cooperate and use all commercially reasonable efforts to prevent any liens from being filed against the Hotel that arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Hotel. If any such liens are filed, Operator shall, subject to the availability of funds therefor in the Operating Account or as otherwise supplied by Lessee, obtain the release thereof prior to the institution of legal proceedings in connection therewith. The cost of obtaining such release shall be included in Operating Expenses, unless the imposition of the lien results from a default by Lessee or Operator, in which event the cost of obtaining such release shall be borne by such defaulting party.

Section 11.04. Reserve for FF&E.

(a) The Reserve shall be funded pursuant to Section 11.04(b), and Lessee shall use amounts in the Reserve to cover the cost of FF&E expenditures and Capital Improvements, in conjunction with the Approved Capital Budget. All FF&E, Capital Improvements and the Reserve shall be the property of Lessee.

(b) Commencing on the Commencement Date and continuing thereafter during the remainder of the Term, Lessee shall deposit monthly into the Reserve for FF&E an amount equal to the amounts required by Lender and/or by Franchisor.

ARTICLE 12

INSURANCE

Section 12.01. General.

Lessee and/or Owner shall maintain insurance policies with respect to the Hotel as set forth below. Operator agrees to cooperate with Lessee and/or Owner in obtaining any such insurance. Operator further agrees to provide Lessee with detailed summaries of their Worker’s Compensation, Auto Liability, Cyber and Employment Practices Liability insurance policies and endorsements upon renewal.

Section 12.02. Workers’ Compensation and Other Employment Insurance.

Operator shall obtain, and the Hotel Operating Budget shall include, as an Operating Expense, Workers’ Compensation, in compliance with state law in the state of operation of each Hotel, including Employers’ Liability with minimum limits of $1,000,000 each accident. Such policy shall include an Alternate Employer Endorsement naming Lessee and/or Owner, and shall provide for a Waiver of Subrogation in favor of Lessee.

Section 12.03. Approval of Companies and Cost by Lessee.

All insurance provided by Lessee and/or Owner shall be with such insurance company or companies as may be selected by Lessee. Lessee will obtain all insurance but, upon the request of Lessee and/or Owner not less than one hundred twenty (120) days prior to the coverage date, Operator will obtain such insurance, subject to Lessee’s reasonable approval of the insurance companies and coverages. Comprehensive general liability insurance and such other liability insurance as may be obtained or afforded shall be in the name of Lessee and/or Owner, and shall name Operator as an additional named insured as respects liability arising from the operation, maintenance and use of the Hotel and operations incidental thereto. All property insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption insurance shall be made payable to Lessee and/or Owner. Operator shall provide proper evidence of insurance required by Operator to Lessee and/or Owner annually. Such policies shall require a minimum of 30 days’ notice to Lessee in the case of cancellation, for any reason, if allowed by insurance carrier.

Section 12.04. Maintenance of Coverages.

Lessee and/or Owner shall hold all insurance policies obtained hereunder, and certificates of such policies, if any, shall be delivered to each of Lessee and/or Owner and Operator.

Section 12.05. Waiver of Subrogation.

To the extent obtainable from carriers and to the extent that endorsement forms are approved by the Insurance Commissioner (or comparable office or department) of the state in which the Hotel is located, all policies of property insurance shall provide that the insurance companies will have no rights to subrogation against Lessee and/or Owner or Operator or the agents or employees thereof.

Section 12.06. Blanket Coverage.

Lessee and/or Owner reserves the right to provide any insurance referenced in this Article 12 by one or more so-called “blanket” or “umbrella” policies of insurance. Operator further acknowledges that the insurance coverage of the Hotel may be part of the general insurance plan of Lessee or Owner or of any of their affiliates. Lessee and/or Owner may elect to obtain any of the insurance coverages set forth in this Article 12 with a “deductible loss” clause providing for per occurrence deductibles.

Section 12.07. Employment Practice Liability.

Operator shall obtain EPL coverage insuring against potential claims against Operator by Operator’s employees, for employment related claims. Such coverage shall have a minimum limit of $2,000,000, and shall name Lessee and/or Owner as additional insured.

Section 12.08. Cyber/Network/Privacy Liability.

Lessee and/or Owner shall obtain Cyber/Network/Privacy insurance against potential claims against Operator and Lessee and/or Owner by third parties or a governmental authority arising from unauthorized access, unauthorized use, theft of data, virus transmission, denial of service, internet liability and failure to protect privacy and intellectual property in connection with and arising out of the design, development and use of any systems utilized to operate and maintain the services, premises and operations of the Hotel, with minimum limits of $1,000,000 per occurrence/aggregate. Operator shall be named as an insured under the Cyber/Network/Privacy policy.

Section 12.09. Liquor Liability.

Operator shall obtain Liquor Legal Liability insurance against potential claims by third parties arising out of the serving of liquor, if applicable to any Hotel. Coverages shall be in amount of minimum limits of $1,000,000 per occurrence, and shall include Lessee and/or Owner as additional insured.

Section 12.10. Automobile Liability.

(a) Lessee and/or Owner shall obtain Automobile Liability insuring against third party liability claims arising from the use of Lessee owned automobiles, with minimum limits of $1,000,000 each accident. Such coverage shall include the Operator as Additional Insured as respects liability arising from the use of such automobiles in connection with the Hotel and operations incidental thereto. Coverage shall include a Waiver of Subrogation in favor of Operator.

(b) Operator shall obtain Operator-Owned, Non-Owned and Hired Automobile Liability and Physical Damage insuring against third party liability and damage of such vehicles, when such vehicles are used hired or rented by employees of Operator, with minimum limits of liability $1,000,000 each accident. Coverage shall include a Waiver of Subrogation in favor of Lessee and/or Owner.

Section 12.11. General Liability.

Lessee and/or Owner shall obtain General Liability insuring against third party liability claims with minimum limits of $1,000,000 each occurrence/$2,000,000 aggregate. Such coverage shall include the Operator as Additional Insured as respects liability arising from the operation, maintenance, and use of the Hotel and operations incidental thereto. Lessee and/or Owner also agree to maintain Umbrella Liability Policy with a minimum limit of $10,000,000.00.

Section 12.12. Property.

Lessee and/or Owner shall obtain Property insurance and Business Interruption insurance insuring the Hotel properties, as determined appropriate by Lessee and/or Owner. Coverage shall include a Waiver of Subrogation in favor of Operator.

Section 12.13. Crime.

Lessee and/or Owner shall obtain Crime coverage insuring against the dishonest acts & theft of Lessee’s and/or Owner’s and Lessee’s customers’ personal property by Operator’s employees.

ARTICLE 13

PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS

Section 13.01. Property Taxes.

At Lessee’s request and to the extent there are sufficient funds, Operator shall pay from the Operating Account prior to the dates the same become delinquent, with the right upon Lessee’s request to pay the same in installments to the extent permitted by law, all real and personal property taxes levied against the Property or any of its component parts.

Section 13.02. Lessee’s Right to Contest.

Notwithstanding the foregoing, Lessee may contest the validity or the amount of any real or personal tax or assessment. Operator agrees to cooperate with Lessee and execute any documents or pleadings required for such purpose.

ARTICLE 14

DAMAGE OR DESTRUCTION—CONDEMNATION

Section 14.01. Damage.

If at any time during the Operating Term the Hotel or any portion thereof should be damaged or destroyed, Lessee shall have the respective rights and obligations provided in the Lease with respect to damage or destruction. In the event the Hotel is not repaired, rebuilt or replaced, Lessee may terminate this Agreement by written notice to Operator, effective as of the date sent and the parties shall treat such termination as if it were in connection with the sale of the Hotel in accordance with Section 16.02. Notwithstanding anything herein to the contrary, Operator shall be entitled to receive the Management Fee earned to and including the effective date of termination resulting from a casualty as provided in this Section 14.01, but no other compensation, consideration, penalty, or damages. In the event that Owner and/or Lessee is required or elects to repair or restore the Hotel, and thereafter fails to timely (subject to delays caused by Operator, including delays in adjusting the insurance claim with the carriers which participate in Operator’s blanket insurance program) commence and thereafter pursue the completion of the repair and restoration of the Hotel in accordance with any Mortgage, Operator may, at its option, elect to terminate this Agreement, by written notice to Lessee, effective ninety (90) days thereafter, and upon such termination, Lessee shall have no obligation to pay to Operator any termination fee. Notwithstanding anything herein to the contrary, Operator shall be entitled to receive the Management Fee earned to and including the effective date of termination resulting from a casualty as provided in this Section 14.01, but no other compensation, consideration, penalty, or damages. Additionally, if Operator provides termination notice, Lessee will then have thirty (30) days from when the termination notice is received to begin the repair or restoration work, in which event the Operator’s termination notice will be considered null and void.

Section 14.02. Condemnation.

If at any time during the Operating Term the whole or any material part of the Property shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding or sale in lieu thereof by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then Lessee and/or Operator shall have the right to terminate this Agreement and the parties shall treat such termination as if it were in connection with the sale of Hotel in accordance with Section 16.02. Operator shall have no right to the award from the taking or condemning authority in any such proceeding. Notwithstanding anything herein to the contrary, Operator shall be entitled to receive the Management Fee earned to and including the effective date of termination resulting from a condemnation as provided in this Section 14.02, but no other compensation, consideration, penalty, or damages.

ARTICLE 15

USE OF NAME

During the term of this Agreement, the Hotel shall at all times be known by such name as from time to time may be selected by Lessee.

ARTICLE 16

TERMINATION

Section 16.01. Optional Termination.

This Agreement may be terminated by Lessee at any time without a reason upon no less than sixty (60) days prior written notice to Operator, and Lessee shall pay Operator a termination fee with respect to the Hotel at the effective date of termination equal to the lesser of: 1) 50% of the Base Fee paid with respect to the Hotel during the trailing twelve (12) months prior to the relevant termination (which may include Base Fees for the Hotel for periods prior to the Commencement Date) or, 2) 50% of the average monthly Base Fee over the trailing twelve (12) months prior to the relevant termination multiplied by the number of months remaining in the then Initial Term or Renewal Term, as applicable.

Notwithstanding the foregoing, in the event there is less than eighteen (18) months remaining in the Operating Term, and Lessee choses to terminate this Agreement without a reason, Lessee will still be required to provide Operator no less than sixty (60) days prior written notice, however, Lessee shall pay Operator a termination fee at the effective date of termination with respect to the Hotel equal to the lesser of 1) 25% of the Base Fee paid with respect to the Hotel during the trailing twelve (12) months prior to the relevant termination (which may include Base Fees for the Hotel for periods prior to the Commencement Date) or, 2) 25% of the average monthly Base Fee over the trailing twelve (12) months prior to the relevant termination multiplied by the number of months remaining in the then Initial Term or Renewal Term, as applicable.

Section 16.02. Sale of Hotel.

During the Operating Term, Lessee may sell or otherwise dispose of the Hotel to any other person, partnership, firm or corporation at any time. In such event, and provided the sale is to a bona fide third party purchaser, not affiliated with Lessee, Lessee may notify Operator in writing no less than thirty (30) days prior to any such sale of the Hotel and this Agreement shall terminate with respect to the Hotel upon the closing of the sale. Upon the sale of the hotel by the Lessee and provided the sale is to a bona fide third party purchaser, not affiliated with Lessee, and provided Operator is not hired by the new Owner of the Hotel or Operator elects to terminate the Agreement, Operator will be entitled to a termination fee payable at the closing of the sale equivalent to the monthly average of the preceding twelve (12) months Base Fee multiplied by two (2).

Section 16.03. Lessee Change of Control.

This Agreement may be terminated by Lessee or Operator upon a change of control of Lessee (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the other party not less than sixty (60) days prior to the effective date of termination which notice shall set forth the effective date of termination. For purposes hereof, a “change of control” shall be deemed to have occurred if, during the Operating Term, any of the following events occurs:

(i)	any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of Condor Hospitality Trust, Inc., the parent of Lessee (the “Parent”) representing 50% or more of the combined voting power of the Parent’s then outstanding securities entitled to vote generally in the election of directors;

(ii)	individuals who, as of the date of this Agreement, constitute the Board of Directors of the Parent or their duly elected successors cease for any reason to constitute at least a majority of the Board of Directors of the Parent;

(iii)	the Parent is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Parent are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such transaction; or

(iv)	the Parent in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such sale.

In the event Lessee terminates this Agreement solely in accordance with this Section 16.03, Lessee shall pay Operator a termination fee at the effective date of termination equal to 50% of the monthly average Base Fee paid to Operator during the three (3) months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining in the then Initial Term or Renewal Term, as applicable.

Section 16.04. Tax Law Change.

Lessee may terminate this Agreement upon sixty (60) days’ written notice to Operator if Lessee ceases to be qualified as a real estate investment trust or if the United States tax laws change to allow a hotel REIT to self-manage its properties. In such event, Lessee shall pay Operator a termination fee at the effective date of termination equal to 50% of the monthly average Base Fee paid to Operator during the three (3) months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining in the then Initial Term or Renewal Term, as applicable.

Section 16.05. Performance Standard.

(a) Notwithstanding anything to the contrary in this Agreement but subject to the provisions of Section 16.05(b), Lessee shall have the right to terminate this Agreement in accordance with this Section 16.05(a) if, for any reason other than Unavoidable Interruptions, in any Fiscal Year (i) the Hotel fails to achieve the GOP Threshold for such Fiscal Year and (ii) for such Fiscal Year, the Hotel fails to achieve a RevPAR equal to at least the RevPAR Threshold (Subsections 16.05(a)(i) and 16.05(a)(ii) may hereafter collectively be referred to as the “Performance Standard”).

(b) If the Performance Standard is not satisfied and Lessee elects to exercise its right to terminate this Agreement pursuant to this Section, Lessee shall give written notice to Operator of such election within sixty (60) days after the receipt by Lessee of the annual accounting (as set forth in Section 9.02) for such Fiscal Year; and (ii) the notice shall specify a termination date no sooner than ninety (90) days after the giving of such notice. Operator may, within sixty (60) days following its receipt of Lessee’s notice of termination, pay to Lessee an amount which, when added to the actual aggregate amount of the Income Before Fixed Expenses for the Fiscal Year in question, equals the aggregate GOP Threshold for such Fiscal Year. Upon such payment, the Performance Standard shall be deemed to have been satisfied for such Fiscal Year, Lessee shall not have a right to terminate this Agreement based upon such Fiscal Year and Lessee’s election to do so shall be of no further force and effect.

Section 16.06. Operator Change of Control.

This Agreement may be terminated by Lessee upon a change of control of Operator (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to Operator, such notice to be provided within sixty (60) days following Lessee being made aware of the event giving rise to the change of control and not less than thirty (30) days prior to the effective date of termination which notice shall set forth the effective date of termination; provided that, in the event such written notice to Operator is not provided in accordance within the terms of this sentence, the shall be deemed to have waived any rights to terminate this Agreement with respect to the particular change of control giving rise to the required notice. For purposes hereof, a “change of control of Operator” shall mean a change of fifty percent or more of the voting control of Operator.

Section 16.07. Quality Assurance Reports.

This Agreement may be terminated by Lessee if Operator fails two (2) Franchisor quality assurance inspections (“Inspection”) in the Initial Term, and such failures are not related to the failure of Lessee to provide needed funds, capital related issues, failure of Lessee to approve the Proposed Annual Plan, a Renovation or a Force Majeure, but instead such failures result from the fault of Operator. Notice of such termination must be provided by Lessee to Operator within thirty (30) days of the second Inspection or else such failures shall be waived.

Section 16.08. Satisfaction Scores.

The Agreement may be terminated by Lessee if the Hotel’s Overall Satisfaction or Overall Experience score, as measured by Franchisor’s guest scoring system either (i) falls eight percent (8%) or greater below current brand average over a six (6) month period or (ii) causes the Hotel to be placed in default with Franchisor and in each case such failures are not related to the failure of Lessee to provide needed funds, capital related issues, failure of Lessee to approve the Proposed Annual Plan, a Renovation or a Force Majeure, but instead such failures result from the fault of Operator.

Section 16.09. Reporting.

This Agreement may be terminated by Lessee if Operator fails to deliver operating statements to Lessee by the ninth (9th) business day following the last day of each month more than twice within a twelve (12) month time period.

In addition to the rights and remedies otherwise available to the Parties at law or in equity, the following provisions will apply following termination of this Agreement pursuant to Article 14 or any other provision of this Agreement:

(a) At no cost, expense or liability to Operator, Operator shall quit, vacate, surrender, and deliver to Lessee peacefully and promptly the Hotel and all Permits and all books, records, accounts, contracts, keys, Working Capital, and all other pertinent and necessary documents and records pertaining to the Hotel and the operation thereof. If any Permits, including but not limited to any liquor license, is issued to Operator or any of its Affiliates, Operator shall, at no cost, expense or liability to Operator, to the extent permitted by Legal Requirements, assign or cause its Affiliate holding any such Permits to assign to Lessee or its designee all of the interest of Operator or its Affiliates in such Permits and the Hotel liquor inventory without charge (other than any out of pocket expenses of the assignment, which shall be Operating Expenses), or (if such assignment is not permitted by applicable law) to use reasonable efforts to provide Lessee or Lessee’s designee with the use and benefits of such Permits and Hotel liquor inventory until such time (not to exceed 180 days) as Lessee and/or its designee are able to obtain new Permits; provided that Operator is indemnified from claims and liabilities arising from the post-termination use of such Permits, with an indemnity acceptable to Operator and from an entity acceptable to Operator;

(b) Operator shall deliver to Lessee any and all of Lessee’s properties and assets within the possession of Operator, including keys, locks and safe combinations, files, correspondence, information regarding group bookings, reservation lists, ledgers, bank statements for the Operating Account, accounting books and records, all electronic data maintained by Operator relating to the Hotel (which data shall be delivered on computer disc in a format that is accessible and readable by Lessee’s then current computer systems), insurance policies, bonds and other documents, agreements, leases, licenses, records and plans (including, without limitation, the as-built or record set plans) relating to the operation of the Hotel, provided that Operator may retain possession of copies of any of the foregoing; Operator shall keep confidential all information concerning the Hotel obtained by Operator or in Operator’s possession, and not use any of it for its own account, for the account of others or in any other manner that would directly or indirectly compete with the Hotel;

(c) Operator shall remit to Lessee the balance (if any) of the Operating Account, after computation and disbursement to Operator of all accrued and unpaid Management Fees and Operating Expenses reimbursable to Operator and any termination fees due Operator;

(d) At no cost, expense or liability to Operator, Operator shall do all acts and execute and deliver all documents reasonably requested by Lessee in connection with the transfer, all without consideration therefor, and otherwise reasonably cooperate with Lessee and any successor operator to insure or facilitate orderly continuation of the business of the Hotel;

(e) The rights and liabilities of the Parties having accrued prior to termination of this Agreement shall continue;

(f) Operator will turn over possession of the Hotel in a clean, safe and secure manner;

(g) Prior to termination, Operator agrees to maintain operating inventories at standards consistent with past practice and the Hotel pursuant to the Approved Operating Budget and existing repair and maintenance schedules; and

(h) Lessee, at its option, may install a shadow management team in the Hotel during the ten (10) day period immediately preceding the termination date to have daily access to the Hotel and its books and records; provided that such team shall not (a) unreasonably interfere with the management and operations of the Hotel, and (b) consist of more than ten (10) members.

Section 16.10. Default or Termination of Concession and Lease Agreement.

If Operator or its Pillar PHILQ SPE LLC, chooses to exercise its respective option to terminate the Concession Agreement, or if Lessee terminates the Concession Agreement based upon default of Operator or Pillar PHILQ SPE LLC under the Concession Agreement beyond any applicable notice and cure period provided therein, Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than ninety (90) days prior to the effective date of the termination.

Section 16.11. Termination Fees.

Except as provided in this Agreement, Operator shall not be entitled to a termination fee or compensation in the event this agreement is terminated by Lessee.

Section 16.12. Bookings Beyond Expiration of Term.

Subject to the Approved Annual Plan and receipt of sufficient funds, Operator shall diligently discharge all its obligations under this Agreement during the whole of the Term, and in particular shall continue to advertise and promote the Hotel and actively seek and accept bookings notwithstanding that they are to occur after the expiration of the Term. Lessee shall be responsible on its own account for all costs, charges and commissions payable for bookings made by Operator in the ordinary course of business of the Hotel, which are for dates after the expiration of the Term.

ARTICLE 17

DEFAULT AND REMEDIES

Section 17.01. Events of Default – Remedies.

(a) The following shall constitute Events of Default:

(1) If Operator shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Operator, and such failure shall not be due to a refusal on the part of Lessee to approve the Proposed Annual Plan or Lessee’s failure to timely provide funds requested pursuant to the terms of this Agreement, and such failure shall continue for a period of thirty (30) days after written notice specifying such failure given by Lessee to Operator, or if Operator due to any act or omission on the part of Operator and without the fault of Lessee, shall fail to maintain the Permits and such failure shall continue for a period of thirty (30) days after written notice specifying such failure given by Lessee to Operator; provided that if such failure is incapable of cure within such thirty (30) day period, then the cure period shall be extended for a period of ninety (90) days provided that Operator commenced the cure during such initial thirty (30) day period and thereafter diligently and continuously pursues the cure thereof to completion;

(2) The failure of Operator to pay any amount to Lessee provided for herein for a period of five (5) days after written notice by Lessee of failure to pay such sum when payable;

(3) The failure of Lessee to pay any amount to Operator provided for herein for a period of five (5) days after written notice by Operator of failure to pay such sum when payable. If any sum of money is not paid within five (5) days following the date same becomes due and payable under this Agreement, and Operator has advanced such sum on behalf of Lessee, such sum shall bear interest at the Default Rate from the date Operator advanced such sum on behalf of Lessee until the date Lessee actually pays such sum. If the failure to pay relates to the Management Fee, such sum shall bear interest at the Default Rate from the date due until the date actually paid;

(4) The filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by either Lessee or Operator or any entity which owns or controls such party or if any such party otherwise voluntarily avails itself of any federal or state laws for the relief of debtors or admits in writing its inability to pay its debts as they become due;

(5) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) days from the date of entry thereof any order approving an involuntary petition by or against either Lessee or Operator;

(6) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Operator a bankrupt or insolvent or appointing a judicial receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days;

(7) The failure of either Lessee or Operator to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) days after written notice of such failure;

(8) If because of any act or omission on the part of Operator, and without the fault of Lessee, either (i) the Franchise Agreement or (ii) any required license for the sale of alcoholic beverages at the Hotel, is at any time suspended, terminated or revoked for a period of more than thirty (30) consecutive days, provided, however, if, at the end of such thirty (30) day period the cure has not been effectuated notwithstanding Operator’s diligent and continuous attempts to cure, then the cure period shall be extended for an additional period of sixty (60) days;

(9) Failure by Operator to pay, when due, the accounts payable for the Hotel for which Lessee had previously reimbursed Operator;

(10) If because of a default under the Mortgage not caused by the default of Operator under this Agreement, the Mortgage shall be foreclosed, or the Hotel sold in lieu of foreclosure.

(11) If Operator commits an act of fraud, criminal conduct, misappropriation of funds, dishonesty or willful misconduct in connection with the management and operation of the Hotel.

(b) Upon the occurrence of any Event of Default, the non-defaulting party shall give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of ten (10) days from such date of notice and, upon the expiration of such period, this Agreement shall terminate and expire. In the event such default is not cured, the non-defaulting party may terminate the Agreement without payment of any penalty or termination fees.

Section 17.02. Rights Not Exclusive.

(a) The rights granted under this Article 17 shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law. In addition to and cumulative of the foregoing, upon the occurrence of any Event of Default on the part of Lessee, all Management Fees, Reimbursable Expenses, termination fees and all other sums payable to Operator under this Agreement shall be immediately due and payable without notice. In no event shall (i) the provisions of this Agreement with respect to the payment of a termination fee upon the termination of this Agreement under certain circumstances be construed as defining or limiting the amount recoverable by Operator from Lessee by reason of any Event of Default on the part of Lessee; or (ii) entitle Operator to receive a termination fee in the event of a termination by reason of any Event of Default on the part of Operator.

(b) No failure of Operator or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by both Lessee and Operator. No waiver of any breach shall affect or alter this Agreement but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 17.03. Operator’s Rights to Perform.

If Lessee shall fail to make any payment or to perform any act required of Lessee pursuant to this Agreement, Operator may (but shall not be obligated to), without further notice to, or demand upon, Lessee and without waiving or releasing Lessee from any obligations under this Agreement, make such payment (either with its own funds or with funds withdrawn for such purpose from the Operating Accounts) or perform such act. All sums so paid by Operator from its own funds and all necessary incidental costs and expenses incurred by Operator in connection with the performance of any such act, together with interest thereon at the Default Rate from the date of making such expenditure by Operator, shall be payable to Operator on demand.

ARTICLE 18

NOTICES

Section 18.01. Notices.

(a) Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be delivered by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery with proof of delivery, or by facsimile with receipt of transmission, addressed to the parties hereto at their respective addresses listed below:

(1)	Notices to Lessee shall be addressed:

Condor Hospitality Trust, Inc.

1800 West Pasewalk Avenue, Suite 200

Norfolk, NE 68702-1448

Attention: J. William Blackham, CEO

Facsimile: (402) 371-4229

(2)	Notices to Operator shall be addressed:

Pillar Hotels and Resorts, LLC

5851 Legacy Circle

Plano, TX 75024

Attention: Gregory Moundas

Facsimile: (972) 792-7883

With a copy to:

Gardere Wynne Sewell LLP

2021 McKinney Avenue, Suite 1600

Dallas, TX 75201

Attention: Cynthia B. Nelson

Facsimile: (214) 999-3884

(b) All notices, statements, demands and requests shall be effective three (3) days after being deposited in the United States mail or one day after being sent by overnight delivery or by facsimile. However, the time period in which a response to any such notice, statement, demand or request must be given shall commence to run from date of receipt by the addressee thereof as shown on the return receipt of the notice, statement, demand or request, but in all events not later than the tenth (10th) day after it shall have been mailed as required herein.

(c) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time and at any time during the Operating Term to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE 19

ASSIGNMENT

Section 19.01. No Assignment by Operator.

Without the prior written consent of Lessee (which consent may be withheld in Lessee’s sole and absolute discretion), Operator shall have no right to sell, transfer or assign (or permit the sale, transfer or assignment of) any of its rights, duties or obligations under this Agreement in any manner, either directly or indirectly, voluntarily, or by operation of law. Notwithstanding the foregoing, Operator shall be entitled to assign this Agreement to an Affiliate of Operator as part of a modification to Operator’s company structure in which all or substantially all of Operator’s assets are transferred to an Affiliate of Operator; and Operator shall have the right to assign its rights to receive payments under this Agreement as security for indebtedness or other obligations.

Section 19.02. Assignment by Lessee.

Lessee may transfer or assign its rights and obligations under this Agreement without the consent of Operator but shall deliver to Operator written notice of such transfer or assignment not less than ten (10) days prior to the effective date thereof; provided, however, in the event of the assignment of this Agreement to a party that is not an Affiliate of Lessee, Operator shall have the right to terminate this Agreement within fifteen (15) days after receipt of written notice of such assignment, which termination will be effective within thirty (30) days of Lessee’s receipt of such termination notice. Any transfer or assignment of this Agreement by Lessee shall include an express assumption by the transferee or assignee of Lessee’s obligations hereunder. Nothing herein shall be deemed to require Lessee to assign or attempt to assign this Agreement to any third party, including any buyer of the Hotel.

ARTICLE 20

SUBORDINATION

Section 20.01. Subordination to Mortgage.

Operator hereby agrees that this Agreement shall in all respects be and is hereby expressly made subordinate and inferior to a Mortgage. Operator shall execute any and all subordination agreements, estoppel certificates and other documents reasonably requested by Lessee or Owner and/or the Holder to further evidence the subordination of this Agreement and Operator’s rights hereunder; provided, however, Lessee shall use its commercially reasonable efforts to obtain from the holder of any Mortgage a nondisturbance agreement, in form reasonably acceptable to Operator, providing that this Agreement shall remain in full force and effect notwithstanding the fact that the Mortgage has been foreclosed.

Section 20.02. Foreclosure.

Prior to termination of this Agreement by foreclosure under the Mortgage or by acquisition of the property to be covered by the Mortgage by deed in lieu of foreclosure, Operator shall have the right to enjoy all rights and privileges conferred upon it pursuant to this Agreement, including, without limitation the rights to the Management Fees, and Operator shall incur no liability to the Holder for acting pursuant to the terms of this Agreement. Operator may pursue against Lessee, as an unsecured creditor, a claim for all amounts due and owing to Operator under this Management Agreement.

Section 20.03. Estoppel Certificates.

Lessee and Operator agree, at any time and from time to time, upon not less than 10 days prior written notice from the other party or any purchaser or lender, to provide a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full and force and effect as modified and stating the modifications), and stating whether or not to the actual knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which a signer may have knowledge. Any statement delivered pursuant to this Section may be relied upon by the other party and by the prospective lender or purchaser.

ARTICLE 21

MISCELLANEOUS

Section 21.01. Further Documentation and Reporting Compliance.

Lessee and Operator shall execute and deliver all appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable in accordance with the terms hereof as between them and as against third parties. Operator acknowledges that Parent is a reporting company under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and other federal laws, including the Sarbanes-Oxley Act of 2002, and Operator shall reasonably cooperate in providing Lessee information as necessary for Parent to prepare and submit its reports under such laws in a timely fashion.

Section 21.02. Captions.

The titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

Section 21.03. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Lessee, its successors and/or assigns, and subject to the provisions of Article 19, shall be binding upon and inure to the benefit of Operator, its permitted successors and assigns.

Section 21.04. Intentionally Deleted.

Section 21.05. Assumption of Post Termination Obligations.

In the event of termination of this Agreement, Lessee shall be responsible for assuming obligations under contracts entered into by Operator in accordance with the terms of this Agreement and Lessee shall be responsible for the payment of obligations incurred by Operator in the operation of the Hotel only to the extent that such obligations shall have been incurred in accordance with the terms of this Agreement. Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers’ fees and disbursements, arising or resulting from Lessee’s failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked in accordance with the terms of this Agreement on or prior to the date of such expiration or termination. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement terminates due to any reason other than a default by Operator under this Agreement, either (i) a sufficient number of Hotel Employees will be hired by Lessee or its successor, assign or designee, and retained for at least 90 days thereafter, so as not to cause a “mass layoff” or “plant closing”, as defined in the Workers Adjustment and Retraining Act, 29 USC, sec 2101 et seq (the “WARN Act”) or (ii) the effective date of termination shall be extended for a sufficient time to allow notices to be provided in accordance with the WARN Act. The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotel after the effective date of any such expiration or termination.

Section 21.06. Entire Agreement.

This Agreement, together with the Exhibits hereto, constitutes the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. This Agreement and the Exhibits hereto shall be construed and interpreted without reference to any canon or rule of law requiring interpretation against the party drafting or causing the drafting of this Agreement or the portions in question, it being agreed and understood that all parties have participated in the preparation of this Agreement. This Agreement may not be modified, amended, surrendered or changed, except by a written document signed by the Lessee and Operator agreeing to be bound thereby.

Section 21.07. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

Section 21.08. No Political Contributions.

Any provision hereof to the contrary notwithstanding, no money or property of the Hotel shall be paid or used or offered, nor shall Lessee or Operator directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotel, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid for, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.

Section 21.09. Eligible Independent Contractor.

(a) At the effective time of this Agreement, Operator shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end:

(i)	during the Operating Term, Operator shall not permit wagering activities to be conducted at or in connection with the Hotel;

(ii)	during the Operating Term, Operator shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Condor Hospitality Trust, Inc.;

(iii)	during the Operating Term, no more than 35% of the total combined voting power of Operator’s outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Condor Hospitality Trust, Inc.; and

(iv)	At the effective time, Operator shall be actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code to the Parent or Lessee (“Unrelated Persons”). In order to meet this requirement, Operator agrees that it (i) shall derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” with the meaning of such Code section.

(b) A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Condor Hospitality Trust, Inc.

(c) Operator shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.

Section 21.10. Time of the Essence.

Time is of the essence of this Agreement.

Section 21.11. Offsets.

Each party may offset amounts owed to another party hereunder against any amounts owed to such party, so long as both parties agree that such amounts are owed.

Section 21.12. Attorney’s Fees.

If any party brings an action against another party to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its court costs, attorney’s fees and expenses in the judgment rendered through such action. The provisions of this Section 21.12 shall survive any termination of this Agreement.

Section 21.13. Final Accounting.

(a) In addition to the reports required by Section 9.02, within sixty (60) days following the effective date of expiration or termination of this Agreement, Operator shall prepare and submit to Lessee a final accounting of Hotel operations through the effective date of such expiration or termination, which accounting shall be in the form of the financial statements required hereunder. In the event that Lessee requests additional reports or assistance from Operator following the termination or expiration of this Agreement, Lessee shall pay to Operator the Accounting Fee through the date on which such additional services or assistance are to be provided.

(b) Upon the effective date of expiration or termination of this Agreement, Operator shall deliver possession of the Hotel, and any cash, property and other assets pertaining thereto, together with any and all keys or other access devices, to Lessee.

(c) Upon the expiration or termination of this Agreement, at no cost, expense, or liability to Operator, Operator shall reasonably cooperate with and assist Lessee as may be necessary for the transfer of the operations and management of the Hotel to the successor operator and, to the extent permitted by Legal Requirements, the transfer of any and all Hotel licenses and Permits to Lessee or Lessee’s designee.

Section 21.14. Franchisor Communications.

During the Operating Term, Operator shall promptly deliver to Lessee copies of any deficiency notices or similar notices received from Franchisor and any response thereto.

Section 21.15. Consent and Approval.

Except as herein otherwise provided, whenever in this Agreement the consent or approval of Operator or Lessee is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall also be in writing only and shall be executed only by an authorized officer or agent of the party granting such consent or approval.

Section 21.16. Partial Invalidity.

In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, unless such construction would substantially destroy the benefit of the bargain of this Agreement to either of the parties hereto.

Section 21.17. Disputes.

Whenever any issue or dispute arises under this Agreement relating to the Operating Budget, the Capital Budget and/or the Management Fee, such issue or dispute shall be resolved utilizing the Uniform System of Accounts and by application of generally accepted accounting principles consistently applied.

Section 21.18. Further Assurances.

Lessee and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

Section 21.19. Waiver.

The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

Section 21.20. Unavoidable Interruptions.

Subject to the express limitations set forth in this Agreement and excluding those obligations that accrue prior to the occurrence of an event of Force Majeure or obligations that, if not performed, would cause a material adverse effect on the Hotel or its operations (for instance, the requirement to maintain the Permits or insurance obligations hereunder), if either party’s failure to comply with, perform or satisfy any representation, warranty, covenant, undertaking, obligation or condition set forth in this Agreement is caused by or due to, in whole or in part, any Force Majeure, such representation, warranty, covenant, undertaking, obligation or condition (except regarding insurance coverages and monetary payments) shall be adjusted to the extent and for so long as such party’s failure is caused by or due to, in whole or in part, such Force Majeure.

Section 21.21. Effect of Approval of Plans and Specifications.

Lessee and Operator agree that in each instance in this Agreement or elsewhere wherein Operator is required to give its approval of plans, specifications, budgets and/or financing, no such approval shall imply or be deemed to constitute an opinion by Operator, nor impose upon Operator any responsibility for the design or construction of additions to or improvements of the Hotel, including but not limited to structural integrity or life/safety requirements or adequacy of budgets and/or financing. The scope of Operator’s review and approval of plans and specifications is limited solely to the adequacy and relationship of spaces and aesthetics of the Hotel in order to comply with the Hotel Standards.

Section 21.22. Prohibited Persons and Transactions.

(a) Operator is not, and shall not become, a person or entity with whom U. S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named in OFAC’s Specially Designated and Blocked Person’s List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism), or other governmental action (such persons and entities being “Prohibited Persons”).

(b) Lessee is not and shall not become a Prohibited Person.

Section 21.23. Confidentiality.

Lessee and Operator agree to keep the terms and conditions of all leases and other occupancy agreements in effect at the Hotel (if any) and all other accruements relating to the Hotel, together with all information and data obtained, possessed, or generated by Operator in connection with the Hotel (collectively, “Privileged Information”), strictly confidential and not to make any public announcements or any disclosures to any third parties, either orally or in writing, with respect to any Privileged Information without the express written consent of the other party hereunder; provided, however, the restrictions imposed hereby shall not apply to any Privileged Information (1) which is required to be disclosed in order to comply with any law, ordinance, governmental decree or any rule, regulation or decree of any interested governmental body or (2) which must otherwise be disclosed to relevant third parties, including accountants, attorneys and lenders, in the course of reasonable and diligent management and operation of the Hotel or the business of Lessee, or any subsidiary or Affiliate of Lessee or Operator. If Operator makes such disclosure, it shall notify such third party of this provision and of the requirement of Lessee for confidentiality. The provisions of this Section 21.23 shall survive the expiration or termination of this Agreement.

Section 21.24. No Third Party Rights.

This Agreement shall inure solely to the parties hereto. Notwithstanding any other provision of this Agreement, no third party shall have any rights pursuant to the terms of this Agreement.

Section 21.25. No Representations as to Income or Financial Success of Hotel.

In entering into this Agreement, Operator and Lessee acknowledge that neither Lessee nor Operator has made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter respecting the Hotel, and that Operator and Lessee understand that no guarantee is made to the other as to any specific amount of income to be received by Operator or Lessee or as to the future financial success of the Hotel.

Section 21.26. Dispute Resolution.

Except as specifically provided in this Agreement, Lessee and Operator agree that any dispute between the parties related to or arising out of this Agreement that cannot be amicably settled by the parties hereunder, shall first be submitted for non-binding mediation before resorting to any litigation, equitable proceeding or other enforcement action. Such mediation shall be held within a twenty-five mile radius of the Hotel (or such other location mutually agreed by the parties) and the parties shall cooperate in good faith to agree on a mediator who shall be a retired or semi-retired judge having at least ten (10) years of experience on the bench hearing complex commercial transactions. If the parties hereto have failed to designate, by a joint written statement, a mediator within thirty (30) days following the date of a written request therefor by either Operator or Lessee to the other, then either Lessee or Operator may notify the local office of the American Arbitration Association (“AAA”) or JAMS and request such entity to select a person to act as the mediator to assist in the resolution of the dispute. The mediation will be a non-binding conference between the parties conducted in accordance with the applicable rules and procedures of AAA or JAMS (as determined by the mediator).    The compensation of the mediator and all related expenses shall be borne equally by the parties, each of whom shall bear their own costs, irrespective of the outcome of the mediation. If any dispute remains unresolved between the parties after the mediation is complete, then either party shall be entitled to pursue its rights and remedies at law or in equity. The provisions of this Section 21.26 shall survive the expiration or earlier termination of this Agreement.

Section 21.27. Termination of the Franchise Agreement.

Lessee reserves and shall have the absolute right in its sole and unfettered discretion, at any time and without the consent or approval of (but with notice to) Operator, to terminate the Franchise Agreement, provided, however, that (i) Lessee shall have no such right in order to establish its own independent operations, such as an operation without a franchise or license or in its own hotel name; (ii) in the event of such a termination by Lessee, Operator shall have the right of approval (which right shall be reasonably exercised) of any new franchise or license for the Hotel; and (iii) if Lessee’s decision to terminate the License Agreement is made without the consent of Operator, then the provisions of Section 16.05(a) and (b) of this Agreement shall no longer apply.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LESSEE:

TRS ELP EDGE, LLC, a Delaware limited liability company

By:	/s/ Jeff Dougan
Title:	Vice President

OPERATOR:

PILLAR HOTELS AND RESORTS, LLC, a Delaware limited liability company

By:	/s/ Judy Hendrick
Title:	Vice President

[Signature Page]

JOINDER

The undersigned, CDOR ELP Edge, LLC, a Delaware limited liability company (“Owner”), for good and valuable consideration, the receipt of which is hereby acknowledged, hereby joins in the execution of this Agreement for the purposes of (i) consenting hereto and (ii) absolutely, irrevocably and unconditionally guaranteeing the full and timely payment and performance of the obligations of Lessee hereunder. Owner (a) waives diligence, presentment, demand, protest or notice of any kind whatsoever, any defense based on suretyship principles, any defense based on any statute of limitations and any requirement that Operator exhaust any right or take any action against Lessee or any other person; and (b) consents to any supplement, amendment or other modification made to this Agreement in accordance with its terms without its consent or approval.

CDOR ELP EDGE, LLC, a Delaware limited liability company

By:	/s/ Jeff Dougan
Name:	Jeff Dougan
Title:	Vice President

[Joinder]

EXHIBIT A

HOTEL AND OWNER

Hotel	Owner	Location	# of Rooms

Fairfield Inn & Suites El Paso Airport	CDOR ELP Edge, LLC	6611 Edgemere Blvd. El Paso, TX 79925	124

[Exhibit A]

EXHIBIT A-1

COMPETITIVE SET FOR HOTEL

Hotel	City, State	Zip	Rooms

Hampton Inn & Suites El Paso Airport	El Paso, TX	79925	139

Hyatt Place El Paso Airport	El Paso, TX	79925	111

Courtyard El Paso Airport	El Paso, TX	79905	90

Holiday Inn El Paso Airport	El Paso, TX	79925	111

Holiday Inn Express & Suites El Paso Airport	El Paso, TX	79915	102

Comfort Inn & Suites | 10 Airport El Paso	El Paso, TX	79925	102

[Exhibit A-1]

EXHIBIT A-2

INTENTIONALLY DELETED

[EXHIBIT A-2]

EXHIBIT A-3

MAJOR ACCOUNT CATEGORIES

Rooms Revenues

Food and Beverage Revenue

Other Operated Departments Revenue

Miscellaneous Income

Rooms Expense

Food and Beverage Expense

Other Operated Departments Expense

Administrative and General

Information and Telecommunications Systems

Sales and Marketing

Property Operation and Maintenance

Utilities

Non-Operating Income

Rent

Property and Other Taxes

Insurance

Other Non-Operating Expenses

[EXHIBIT A-3]

EXHIBIT A-4

EXAMPLES OF MONTHLY TRANSACTIONS REPORT

[Attached]

[EXHIBIT A-4]

EXHIBIT B

HOTEL FRANCHISE AGREEMENT

Hotel	Location	Franchisor
Fairfield Inn & Suites El Paso Airport	6611 Edgemere Boulevard El Paso, TX 79925	Marriott International, Inc.

[Exhibit B]

EXHIBIT C

FORM OF APPROVED BUDGET

TRS Leasing, Inc.

Hotel:

20XX Budget

For the Twelve Months Ending December 31, 20XX

		January 20XX	February 20XX	March 20XX	April 20XX	May 20XX	June 20XX	July 20XX	August 20XX	September 20XX	October 20XX	November 20XX	December 20XX	Total	T-12	Variance
	STATISTICS
9079	AVAILABLE ROOMS	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.00
9080	ROOMS SOLD - TRANSIENT	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.00
9081	ROOMS SOLD - CORPORATE	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.00
9082	ROOMS SOLD - GOVT/MILITARY	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.00
9083	ROOMS SOLD - GROUPS	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.	0.00
	OCCUPANCY %	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	AVERAGE DAILY RATE	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	REVPAR	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	REVENUE
	ROOMS REVENUE	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	FOOD & BEVERAGE REVENUE	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	OTHER OPERATED DEPARTMENTS	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	MISCELLANEOUS REVENUE	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	TOTAL NET REVENUE	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	DEPARTMENTAL EXPENSES
	ROOMS EXPENSES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	FOOD & BEVERAGE EXPENSES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	OTHER OPERATED DEPTS EXPENSES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	TOTAL DEPARTMENTAL EXPENSES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	TOTAL DEPARTMENTAL INCOME	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	UNDISTRIBUTED OPERATING EXPENSES
	ADMIN & GENERAL	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	INFORMATION & TELECOMM SYSTEMS	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	SALES & MARKETING	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	PROPERTY OPERATIONS & MAINTENANCE	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	UTILITIES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	TOTAL UNDISTRIBUTED EXPENSES	0 00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	GROSS OPERATING PROFIT	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	MANAGEMENT FEES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	INCOME BEFORE NON-OPERATING EXPENSES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	NON-OPERATING EXPENSES	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	NET INCOME (LOSS)	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

[Exhibit C]

EXHIBIT D

APPROVED BUDGET (if finalized)

[Not Applicable]

[Exhibit D]

EXHIBIT E

EXAMPLE INCENTIVE FEE CALCULATION

Hotel Income for Incentive Fee Calculation
Gross Hotel Income	4,296,601
Less: Operating Expenses before Incentive Fees	(3,112,854)
Less: 4% Hotel FF&E Reserve	(171,864)	4% of Gross Hotel Income used for illustrative purposes
Less: Calculated Incentive Fees	(42,966)

Total Hotel Income for Incentive Fee Calculation	968,917
Investment in Hotel
Acquisition Price	11,000,000
Acquisition Costs	185,418
Capital Expenditure not covered by FF&E Reserve	—

Total Investment in Hotel	11,185,418
Investment Return per Incentive Fee terms	8.66%
Investment Return per Incentive Fee terms	42,966	1% of Gross Hotel Income used for illustrative purposes

[Exhibit E]